FEDERAL HOME LOAN BANK OF SEATTLE

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of the Federal Home Loan Bank of Seattle

In our opinion, the accompanying statements of condition and the related statements of income, of comprehensive income, of capital, and of cash flows present fairly, in all material respects, the financial position of the Federal Home Loan Bank of Seattle (the “Bank”) at December 31, 2014 and 2013, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2014 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Bank maintained, in all material respects, effective internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Bank's management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management's Report on Internal Control Over Financial Reporting. Our responsibility is to express opinions on these financial statements and on the Bank's internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP
Seattle, Washington
March 11, 2015

FEDERAL HOME LOAN BANK OF SEATTLE
STATEMENTS OF CONDITION (AUDITED)

	As of December 31, 2014	As of December 31, 2013
(in thousands, except par value)
Assets
Cash and due from banks	$126	$1,459,261
Deposits with other Federal Home Loan Banks (FHLBanks)	140	106
Securities purchased under agreements to resell	3,000,000	1,500,000
Federal funds sold	4,058,800	5,013,000
Investment securities:
Available-for-sale (AFS) securities (Note 4)	7,877,334	6,601,503
Held-to-maturity (HTM) securities (fair values of $9,167,713 and $9,434,285) (Note 5)	9,110,269	9,431,473
Total investment securities	16,987,603	16,032,976
Advances (Note 7)	10,313,691	10,935,294
Mortgage loans held for portfolio, net (includes $1,404 and $934 of allowance for credit losses) (Notes 8 and 9)	647,179	797,620
Accrued interest receivable	49,558	47,643
Premises, software, and equipment, net	12,591	16,386
Derivative assets, net (Note 10)	46,254	54,494
Other assets	13,255	13,534
Total Assets	$35,129,197	$35,870,314
Liabilities
Deposits (Note 11)	$410,773	$410,112
Consolidated obligations (Note 12):
Discount notes (includes $499,930 and $999,890 at fair value under fair value option)	14,940,178	14,989,009
Bonds (includes $1,499,971 and $500,020 at fair value under fair value option)	16,850,429	17,413,887
Total consolidated obligations	31,790,607	32,402,896
Mandatorily redeemable capital stock (MRCS) (Note 14)	1,454,473	1,747,690
Accrued interest payable	51,382	62,892
Affordable Housing Program (AHP) payable (Note 13)	22,479	20,338
Derivative liabilities, net (Note 10)	76,712	51,583
Other liabilities	116,761	36,504
Total liabilities	33,923,187	34,732,015
Commitments and contingencies (Note 18)
Capital (Note 14)
Capital stock:
Class B capital stock putable ($100 par value) - issued and outstanding shares: 8,249 and 8,777	824,887	877,736
Class A capital stock putable ($100 par value) - issued and outstanding shares: 332 and 452	33,196	45,241
Total capital stock	858,083	922,977
Retained earnings:
Unrestricted	283,451	236,204
Restricted	62,924	50,886
Total retained earnings	346,375	287,090
Accumulated other comprehensive income (loss) (AOCI)	1,552	(71,768)
Total capital	1,206,010	1,138,299
Total Liabilities and Capital	$35,129,197	$35,870,314

The accompanying notes are an integral part of these financial statements.

FEDERAL HOME LOAN BANK OF SEATTLE
STATEMENTS OF INCOME (AUDITED)

	For the Years Ended December 31,
	2014	2013	2012
(in thousands)
Interest Income
Advances	$65,320	$69,520	$82,904
Prepayment fees on advances, net	2,800	5,905	14,407
Interest-bearing deposits	51	54	76
Securities purchased under agreements to resell	1,525	4,993	9,069
Federal funds sold	7,572	9,653	10,796
AFS securities	70,855	49,622	27,408
HTM securities	89,893	93,585	109,106
Mortgage loans held for portfolio	38,881	48,450	62,569
Other interest income	—	25	—
Total interest income	276,897	281,807	316,335
Interest Expense
Consolidated obligations - discount notes	9,447	11,928	16,364
Consolidated obligations - bonds	118,765	131,501	176,839
Deposits	127	146	140
Mandatorily redeemable capital stock	1,698	898	—
Total interest expense	130,037	144,473	193,343
Net Interest Income	146,860	137,334	122,992
Less: Provision (benefit) for credit losses	584	(1,149)	(2,893)
Net Interest Income after Provision (Benefit) for Credit Losses	146,276	138,483	125,885
Other Income
Total other-than-temporary impairment (OTTI) loss	—	—	(9,906)
Net amount of OTTI loss reclassified from AOCI	(4,840)	(1,837)	(1,183)
Net OTTI loss, credit portion (Note 6)	(4,840)	(1,837)	(11,089)
Net loss on financial instruments under fair value option (Note 16)	(239)	(1,105)	(485)
Net realized gain on sale of AFS securities	—	903	1,792
Net gain on derivatives and hedging activities (Note 10)	4,211	4,774	36,839
Net realized (loss) gain on early extinguishment of consolidated obligations	(750)	5,049	(4,975)
Other, net	2,696	2,020	2,159
Total other income	1,078	9,804	24,241
Other Expense
Operating:
Compensation and benefits	36,792	32,844	27,817
Other operating	38,142	37,512	36,946
Federal Housing Finance Agency (FHFA)	2,627	2,697	4,071
Office of Finance	2,391	2,601	2,478
Other, net	336	4,260	159
Total other expense	80,288	79,914	71,471
Income before Assessments	67,066	68,373	78,655
AHP assessments	6,877	6,927	7,866
Net Income	$60,189	$61,446	$70,789

The accompanying notes are an integral part of these financial statements.

FEDERAL HOME LOAN BANK OF SEATTLE
STATEMENTS OF COMPREHENSIVE INCOME (AUDITED)

	For the Years Ended December 31,
	2014	2013	2012
(in thousands)
Net income	$60,189	$61,446	$70,789
Other comprehensive income:
Net unrealized gain (loss) on AFS securities	19,162	(31,429)	5,095
Unrealized gain (loss) on OTTI AFS securities:
Net change in fair value of OTTI securities	47,189	181,698	377,805
Net amount of impairment losses reclassified to other income	4,840	1,837	11,078
Reclassification of net gain on sale of AFS securities included in net income	—	(903)	(1,792)
Total unrealized gain on OTTI AFS securities	52,029	182,632	387,091
Net non-credit portion of OTTI gain (loss) on HTM securities:
Net amount of impairment losses reclassified from other income	—	—	(9,895)
Accretion of non-credit portion	2,959	3,198	1,851
Total net non-credit portion of OTTI gain (loss) on HTM securities	2,959	3,198	(8,044)
Pension benefits (Note 15)	(830)	299	2
Total other comprehensive income	73,320	154,700	384,144
Comprehensive income	$133,509	$216,146	$454,933

The accompanying notes are an integral part of these financial statements.

FEDERAL HOME LOAN BANK OF SEATTLE
STATEMENTS OF CAPITAL (AUDITED)

For the Years Ended December 31, 2014, 2013, and 2012	Class A Capital Stock *		Class B Capital Stock *		Total Capital Stock *		Retained Earnings			AOCI	Total Capital
	Shares	Par Value	Shares	Par Value	Shares	Par Value	Unrestricted (Note 14)	Restricted (Note 14)	Total
(amounts and shares in thousands)
Balance, December 31, 2011	1,194	$119,338	16,203	$1,620,339	17,397	$1,739,677	$130,880	$24,439	$155,319	$(610,612)	$1,284,384
Proceeds from issuance of capital stock	—	—	63	6,340	63	6,340	—	—	—	—	6,340
Repurchases of capital stock	(66)	(6,563)	(103)	(10,315)	(169)	(16,878)	—	—	—	—	(16,878)
Net shares reclassified to MRCS	(36)	(3,553)	(1,533)	(153,319)	(1,569)	(156,872)	—	—	—	—	(156,872)
Comprehensive income	—	—	—	—	—	—	56,631	14,158	70,789	384,144	454,933
Balance, December 31, 2012	1,092	$109,222	14,630	$1,463,045	15,722	$1,572,267	$187,511	$38,597	$226,108	$(226,468)	$1,571,907
Proceeds from issuance of capital stock	—	—	107	10,684	107	10,684	—	—	—	—	10,684
Repurchases of capital stock	(136)	(13,638)	(127)	(12,658)	(263)	(26,296)	—	—	—	—	(26,296)
Net shares reclassified to MRCS	(504)	(50,343)	(5,833)	(583,335)	(6,337)	(633,678)	—	—	—	—	(633,678)
Comprehensive income	—	—	—	—	—	—	49,157	12,289	61,446	154,700	216,146
Cash dividends	—	—	—	—	—	—	(464)	—	(464)		(464)
Balance, December 31, 2013	452	$45,241	8,777	$877,736	9,229	$922,977	$236,204	$50,886	$287,090	$(71,768)	$1,138,299
Proceeds from issuance of capital stock	—	—	388	38,783	388	38,783	—	—	—	—	38,783
Repurchases of capital stock	(70)	(6,996)	(128)	(12,866)	(198)	(19,862)	—	—	—	—	(19,862)
Net shares reclassified to MRCS	(50)	(5,049)	(788)	(78,766)	(838)	(83,815)	—	—	—	—	(83,815)
Comprehensive income	—	—	—	—	—	—	48,151	12,038	60,189	73,320	133,509
Cash dividends	—	—	—	—	—	—	(904)	—	(904)	—	(904)
Balance, December 31, 2014	332	$33,196	8,249	$824,887	8,581	$858,083	$283,451	$62,924	$346,375	$1,552	$1,206,010

* Putable

The accompanying notes are an integral part of these financial statements.

FEDERAL HOME LOAN BANK OF SEATTLE
STATEMENTS OF CASH FLOWS  (AUDITED)

	For the Years Ended December 31,
	2014	2013	2012
(in thousands)
Operating Activities
Net income	$60,189	$61,446	$70,789
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	(25,551)	(19,519)	14,703
Net OTTI loss, credit portion	4,840	1,837	11,089
Net realized gain on sale of AFS securities	—	(903)	(1,792)
Net change in fair value adjustments on financial instruments under fair value option	239	1,105	485
Net change in derivatives and hedging activities	28,982	89,682	(73,052)
Net realized loss (gain) on early extinguishment of consolidated obligations	750	(5,049)	4,975
Net realized (gain) loss on disposal of premises, software, and equipment	(3)	4,013	—
Provision (benefit) for credit losses	584	(1,149)	(2,893)
Other adjustments	789	330	827
Net change in:
Accrued interest receivable	(1,499)	(3,290)	19,935
Other assets	1,224	12,325	(4,143)
Accrued interest payable	(11,510)	(6,280)	(24,174)
Other liabilities	1,074	7,656	2,110
Total adjustments	(81)	80,758	(51,930)
Net cash provided by operating activities	60,108	142,204	18,859
Investing Activities
Net change in:
Interest-bearing deposits	(64,853)	(28,571)	15,837
Deposits with other FHLBanks	(34)	(36)	(55)
Securities purchased under agreements to resell	(1,500,000)	4,100,000	(1,750,000)
Federal funds sold	954,200	2,130,200	(1,132,501)
Premises, software, and equipment	(929)	(9,650)	(2,799)
AFS securities:
Proceeds from long-term	1,663,153	1,417,503	8,989,563
Proceeds from sales of long-term	—	41,799	185,332
Purchases of long-term	(2,699,686)	(4,167,322)	(1,695,992)
HTM securities:
Net (increase) decrease in short-term	(90,056)	2,968	411,123
Proceeds from long-term	1,169,495	2,027,876	1,804,161
Purchases of long-term	(678,297)	(3,041,259)	(4,144,862)
Advances:
Principal collected	31,559,568	38,640,383	42,662,820
Made	(30,953,426)	(40,583,513)	(40,532,489)
Mortgage loans:
Principal collected	147,329	256,571	288,035
Net cash (used in) provided by investing activities	(493,536)	786,949	5,098,173

FEDERAL HOME LOAN BANK OF SEATTLE
STATEMENTS OF CASH FLOWS (CONTINUED) (AUDITED)

	For the Years Ended December 31,
	2014	2013	2012
(in thousands)
Financing Activities
Net change in deposits	$(21,234)	$(109,401)	$223,795
Net (payments) proceeds on derivative contracts with financing elements	(15,751)	15,578	12,450
Net proceeds from issuance of consolidated obligations:
Discount notes	745,049,962	914,263,080	702,784,905
Bonds	11,075,524	15,351,245	28,691,218
Payments for maturing and retiring consolidated obligations:
Discount notes	(745,099,790)	(920,692,557)	(695,405,215)
Bonds	(11,655,403)	(8,210,023)	(41,383,044)
Proceeds from issuance of capital stock	38,783	10,684	6,340
Payments for repurchases of MRCS	(377,032)	(72,192)	(31,435)
Payments for repurchases of capital stock	(19,862)	(26,296)	(16,878)
Cash dividends paid	(904)	(464)	—
Net cash (used in) provided by financing activities	(1,025,707)	529,654	(5,117,864)
Net change in cash and due from banks	(1,459,135)	1,458,807	(832)
Cash and due from banks at beginning of the period	1,459,261	454	1,286
Cash and due from banks at end of the period	$126	$1,459,261	$454
Supplemental Disclosures
Interest paid	$141,547	$150,753	$217,515
Affordable Housing Programs payments, net	$4,736	$4,919	$2,678
Transfers of mortgage loans to real estate owned (REO)	$2,230	$4,520	$4,710

The accompanying notes are an integral part of these financial statements.

FEDERAL HOME LOAN BANK OF SEATTLE
NOTES TO FINANCIAL STATEMENTS (AUDITED)

Background Information

These financial statements present the financial position and results of operations of the Federal Home Loan Bank of Seattle (Seattle Bank). The Seattle Bank, a federally chartered corporation and government-sponsored enterprise (GSE), is one of 12 district FHLBanks created by Congress under the authority of the Federal Home Loan Bank Act of 1932, as amended (FHLBank Act). The FHLBanks serve the public by enhancing the availability of credit for residential mortgages and targeted community development.

The Seattle Bank, like all of the FHLBanks, is a financial cooperative that provides readily available, competitively priced funds to its member institutions. All members must purchase stock in the Seattle Bank. Our capital stock is held by current members and former members. Former members include certain non-members that own Seattle Bank capital stock as a result of a merger or acquisition of a Seattle Bank member (or former member). All holders of our capital stock may receive dividends on their capital stock, to the extent declared by our Board of Directors (Board). Regulated financial depositories, insurance companies, and community development financial institutions (CDFIs) engaged in residential housing finance and located in the Seattle Bank's district are eligible to apply for membership. State and local housing authorities that meet certain statutory and regulatory criteria may also borrow from us. While eligible to borrow, housing associates are not members of the Seattle Bank and therefore are not allowed to hold capital stock.

The FHFA, an independent agency in the executive branch of the United States (U.S.) government, supervises and regulates the FHLBanks, Office of Finance, Federal Home Loan Mortgage Corporation (Freddie Mac), and Federal National Mortgage Association (Fannie Mae).

The Office of Finance is a joint office of the FHLBanks to facilitate the issuance and servicing of the FHLBanks' debt instruments, known as consolidated obligations, and to prepare the combined quarterly and annual financial reports of all 12 FHLBanks. As provided by the FHLBank Act and applicable regulation, consolidated obligations are backed only by the financial resources of all 12 FHLBanks and are the primary source of funds for the FHLBanks. Deposits, other borrowings, and capital stock issued to members provide other funds. We use these funds to provide loans, which we call advances, to our members, to purchase short- and longer-term investments, and, historically, to purchase mortgage loans from members through our Mortgage Purchase Program (MPP). We also offer correspondent banking services, such as wire transfer and security safekeeping services, cash management, and letters of credit to our member institutions.

The Seattle Bank does not conduct business through any special purpose entities or any other type of off-balance-sheet conduit.

Note 1 —The Merger

On September 25, 2014, the Federal Home Loan Bank of Des Moines (the Des Moines Bank) and the Seattle Bank entered into an Agreement and Plan of Merger (the Merger Agreement), pursuant to which the Seattle Bank will be merged with and into the Des Moines Bank (the post-Merger bank being the Continuing Bank). The Merger Agreement provides that the Seattle Bank members will receive one share of Continuing Bank Class A stock for each share of Seattle Bank Class A stock they own immediately prior to the Merger and one share of Continuing Bank Class B stock for each share of Seattle Bank Class B stock they own immediately prior to the Merger. Pursuant to the Merger, no shares of Seattle Bank capital stock will remain outstanding and all of the Seattle Bank shares will automatically be cancelled.

On December 19, 2014, the FHFA approved the merger application submitted by the Banks in accordance with the Merger Agreement, subject to satisfaction of closing conditions set forth in the FHFA approval letter, including the ratification of the Merger Agreement by members of each Bank. On February 27, 2015, the Banks announced that the Merger Agreement had been appropriately ratified by members of each Bank. Subject to satisfaction of the remaining closing conditions contained in the Merger Agreement, including FHFA acceptance of the Continuing Bank's organization certificate, the Banks expect the Merger to become effective on May 31, 2015. If the Merger is completed, the Seattle Bank members will immediately become members of the Continuing Bank with the rights, preferences, and obligations of a Continuing Bank member.

Note 2—Summary of Significant Accounting Policies

Basis of Presentation

Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). The preparation of financial statements in accordance with GAAP requires management to make subjective assumptions and estimates that may affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of income and expense. The most significant of these estimates include the determination of OTTI of certain securities, fair valuation of financial instruments recorded at fair value, application of accounting for derivatives and hedging activities, amortization of premium and accretion of discount, and determination of the allowance for credit losses. Actual results could differ significantly from these estimates.

Segment Reporting

We manage our operations as one business segment. Management and our Board review enterprise-wide financial information in order to make operating decisions and assess performance.

Subsequent Events

We have evaluated subsequent events for potential recognition or disclosure from January 1, 2015 through the filing date of this Annual Report on Form 10-K.

Significant Accounting Policies

The following paragraphs describe the more significant accounting policies we follow, including the more notable alternatives acceptable under GAAP.

Fair Value

The fair value amounts recorded on our statements of condition and in our note disclosures for the periods presented have been determined using available market information and other pertinent information, and reflect our best judgment of appropriate valuation methods. Although we use our best judgment in estimating the fair value of our financial instruments, there are inherent limitations in any valuation technique and therefore, the fair values presented may not be indicative of the amounts that would have been realized in market transactions as of the reporting dates. Note 16 details the estimated fair values of our financial instruments.

Financial Instruments Meeting Netting Requirements

We present certain financial instruments on a net basis when they have a legal right of offset and all other requirements for netting are met (collectively referred to as the netting requirements). For these financial instruments, we have elected to offset our asset and liability positions, along with the related accrued interest and cash collateral received or pledged, when the transactions meet the netting requirements.

The net exposure for these financial instruments can change on a daily basis; therefore, there may be a delay between the time this exposure change is identified and additional collateral is requested and the time when this collateral is received or pledged. Likewise, there may be a delay for excess collateral to be returned. For derivative instruments meeting applicable netting requirements, any excess cash collateral received or pledged is recognized as a derivative liability or derivative asset.

Based on the fair value of the related collateral held, securities purchased under agreements to resell and securities sold under agreements to repurchase were fully collateralized for the periods presented. As of December 31, 2014, we had $3.0 billion in securities purchased under agreements to resell and no securities sold under agreements to repurchase. There were no offsetting amounts related to these securities as of December 31, 2014.

Interest-Bearing Deposits, Securities Purchased Under Agreements to Resell, and Federal Funds Sold

These investments provide short-term liquidity and are carried at cost. We account for securities purchased under agreements to resell as short-term collateralized loans which are classified as assets on our statements of condition. Our safekeeping agent or third-party custodian holds the securities purchased under agreements to resell in the name of the Seattle Bank. Should the fair value of the underlying securities decrease below the fair value required as collateral, the counterparty has the option to (1) remit to us an equivalent amount of cash or (2) place an equivalent amount of additional securities with our safekeeping agent or third-party custodian. If the counterparty fails to do either, the dollar value of the resale agreement will be decreased accordingly. Federal funds sold consist of short-term, unsecured loans transacted with counterparties that we consider to be of investment quality.

Investment Securities

We classify investment securities as trading, HTM, or AFS at the date of acquisition. Purchases and sales of securities are generally recorded on a trade-date basis. We include and record certain certificates of deposit that meet the definition of a security as HTM investments.

HTM Securities

We classify securities that we have both the ability and intent to hold to maturity as “held-to-maturity securities” on our statements of condition and carry them at cost adjusted for periodic principal repayments, amortization of premiums and accretion of discounts, previous OTTI losses, and accretion of the non-credit portion of OTTI losses recognized in AOCI.

Certain changes in circumstances may cause us to change our intent to hold a security to maturity without calling into question our intent to hold other securities to maturity in the future. Thus, the sale or transfer of a HTM security due to certain changes in circumstances, such as evidence of significant deterioration in the issuer’s creditworthiness or changes in regulatory requirements, is not considered to be inconsistent with its original classification. In addition, for the purpose of the classification of securities, sale of a debt security near enough to the maturity date (or call date if exercise of the call is probable) or occurring after we have already collected a substantial portion (at least 85%) of the principal outstanding at acquisition due either to prepayments on the debt security or to scheduled payments on a debt security, payable in equal installments (both principal and interest) over its term, are considered maturities.

AFS Securities

We classify certain investments that are not classified as HTM or trading, as "available-for-sale securities" on our statements of condition and carry them at fair value. We record changes in the fair value of these securities in Other Comprehensive Income (OCI) as “net unrealized gain (loss) on AFS securities.” For AFS securities that have been hedged and qualify as fair-value hedges, we record the portion of the change in value related to the risk being hedged in other income as “net gain on derivatives and hedging activities” together with the related change in the fair value of the derivative, and record the remainder of the changes in the fair value of the investments in OCI as “net unrealized gain (loss) on AFS securities.”

Premiums and Discounts

Except as discussed below with respect to amortization of OTTI non-credit losses, we amortize purchase premiums and accrete purchase discounts on mortgage-backed securities (MBS) using the retrospective level-yield methodology (the retrospective interest method) over the estimated cash flows of the securities. The retrospective interest method requires us to estimate prepayments over the estimated life of the securities and make a retrospective adjustment to the effective yield each time we change the estimated life, as if the new estimate had been known since the original acquisition date of the securities. The amount of premium or discount on MBS amortized or accreted into earnings during a period is dependent on our estimate of the remaining lives of these assets and actual prepayment experience. Changes in estimates of prepayment behavior create volatility in interest income because the change to a new expected yield on a MBS, given the new forecast of prepayment behavior, requires an adjustment to cumulative amortization in order for the financial statements to reflect that yield since inception. For a given change in estimated average maturity for a MBS, the retrospective change in yield is dependent on the amount of original purchase premium or discount and the cumulative amortization or accretion at the time the estimate is changed. Changes in interest rates have the greatest effect on the extent to which mortgages may prepay. When interest rates decline, prepayment speeds are likely to increase, which accelerates the amortization of premiums and the accretion of discounts. The opposite occurs when interest rates rise. Because our other investments are either not prepayable or the prepayment speeds are not determinable, we amortize premiums and accrete discounts on our other investments using a level-yield methodology to the contractual maturity of the securities.

Gains and Losses on Sales of Securities

We compute gains and losses on sales of securities using the specific identification method and include these gains and losses in other income on our statements of income.

Investment Securities - OTTI

We evaluate our AFS and HTM securities in an unrealized loss position for OTTI on a quarterly basis. An investment is considered impaired when its fair value is less than its amortized cost basis. We consider an OTTI to have occurred on an impaired security under any of the following circumstances:

•	We intend to sell the impaired debt security;

•	If, based on available evidence, we believe that it is more likely than not that we will be required to sell the impaired debt security before the anticipated recovery of its amortized cost basis; or

•	We do not expect to recover the entire amortized cost basis of the impaired debt security.

Recognition of OTTI

If either of the first two conditions noted above is met, we recognize an OTTI loss in earnings equal to the entire difference between the security’s amortized cost basis and its fair value as of the statement of condition date. For securities in an unrealized loss position that do not meet either of these conditions, the entire loss position, or total OTTI, is evaluated to determine the extent and amount of credit loss. For our private-label MBS (PLMBS) on which we have previously recognized OTTI losses, we perform a cash flow analysis to determine whether the entire amortized cost basis of an impaired security, including all previously recognized OTTI losses, will be recovered.

In instances in which we determine that a credit loss (defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis) exists, but we do not intend to sell the debt security and it is not more likely than not that we will be required to sell the debt security before the anticipated recovery of its amortized cost basis, the carrying value of the debt security is adjusted to its fair value; however, rather than recognizing the entire impairment in current period earnings, the impairment is separated into: (1) the amount of the total impairment related to the credit loss (i.e., the credit component) and (2) the amount of the total impairment related to all other factors (i.e., the non-credit component). The amount of the total impairment related to credit loss is recognized in earnings while the amount related to all other factors (i.e., the non-credit component) is recognized in OCI. The total OTTI is presented in the statements of income with an offset for the amount of the total non-credit OTTI that is recognized in OCI. The credit loss on a debt security is limited to the amount of that security's unrealized losses.

Accounting for OTTI Recognized in AOCI

If, subsequent to a security’s initial OTTI determination, the present value of cash flows expected to be collected is less than the amortized cost of the security, we record additional OTTI charges. The amount of total OTTI for a previously impaired security is determined as the difference between its amortized cost less the amount of OTTI recognized in AOCI prior to the determination of this additional OTTI and its fair value. Any additional credit loss related to previously other-than-temporarily impaired securities is limited to the security's unrealized losses, or the difference between its amortized cost and its fair value. The additional credit loss is reclassified out of AOCI (up to the amount in AOCI) and charged to earnings. Any credit loss in excess of the related AOCI is charged to earnings.

Subsequent increases and decreases (if not an OTTI) in the fair value of AFS securities are netted against the non-credit component of OTTI recognized previously in AOCI. For HTM securities, if the carrying value of a security is less than its current fair value, the carrying value of the security is not increased. However, the OTTI recognized in AOCI for HTM securities is accreted to the carrying value of each security on a prospective basis on a level-yield basis using the amount and timing of future estimated cash flows (with no effect on earnings unless the security is subsequently sold or there are additional decreases in cash flows expected to be collected). This accretion is included in investment interest income in the statements of income. For debt securities classified as AFS, we do not accrete the OTTI recognized in AOCI to the carrying value because the subsequent measurement basis for these securities is fair value.

Interest Income Recognition

Upon subsequent evaluation (which occurs on a quarterly basis) of a debt security where there is no additional OTTI, we adjust the accretable yield on a prospective basis if there is a significant increase in the security's expected cash flows. This effective yield is used to calculate the amount to be recognized into income over the remaining life of the security in order to match the amount and timing of future cash flows expected to be collected.

Variable Interest Entities

We may have investments in variable interest entities (VIEs) that include, but are not limited to, senior interests in PLMBS and agency MBS. The carrying amounts and classification of the assets that relate to our investments in VIEs are included in investment securities on our statements of condition. We have no liabilities related to these VIEs. The maximum loss exposure for these VIEs is limited to the carrying value of our investments in the VIEs.

If we determine we are the primary beneficiary of a VIE, we would be required to consolidate that VIE. On an ongoing basis, we perform a quarterly evaluation to determine whether we are the primary beneficiary in any VIE. To perform this evaluation, we consider whether we possess both of the following characteristics:

•	The power to direct the VIE's activities that most significantly affect the VIE's economic performance; and

•	The obligation to absorb the VIE's losses or the right to receive benefits from the VIE that could potentially be significant to the VIE.

Based on an evaluation of these characteristics, we have determined that consolidation is not required for our VIEs for the periods presented. In addition, we have not provided financial or other support (explicitly or implicitly) to our VIEs during the periods presented. Furthermore, we were not previously contractually required to provide, nor do we intend to provide, that support in the future.

Advances

We report advances to members, former members, and state housing authorities at amortized cost, net of premium and discounts, including discounts on advances related to AHP and Community Investment Program/Economic Development Fund (CIP/EDF) reduced interest-rate advances, unearned commitment fees, and hedging adjustments. We amortize the premiums and accrete the discounts on advances and recognize unearned commitment fees and hedging adjustments on terminated hedging relationships to interest income using a level-yield methodology to contractual maturity of the advance. We record interest on advances to income as earned.

Advance Modifications

When we fund a new advance concurrently with or within a short period of time before or after the prepayment of an existing advance, we evaluate whether the new advance meets the accounting criteria to qualify as a modification of an existing advance or whether it constitutes a new advance. We compare the present value of cash flows on the new advance to the present value of cash flows remaining on the existing advance. If there is at least a 10% difference in the present value of cash flows or if we conclude that the difference between the advances is more than minor based on qualitative assessment of the modifications made to the advance's original contractual terms, the advance is accounted for as a new advance. In all other instances, the new advance is accounted for as a modification.

Prepayment Fees

We charge prepayment fees when a borrower prepays certain advances before the original maturity. We record prepayment fees net of fair value basis adjustments related to hedging activities included in the carrying value of the advance, unamortized premiums, deferred fees, and other adjustments on those advances where prepaid advances were deemed extinguished. The net amount of prepayment fees is reflected as “prepayment fees on advances, net” in the interest income section of the statements of income.

If a new advance qualifies as a modification of an existing advance, the net prepayment fee on the prepaid advance is deferred and recorded, along with any cumulative hedging adjustments, in the basis of the modified advance, and amortized to advance interest income over the life of the modified advance using a level-yield methodology. If the modified advance is also hedged and the hedging relationship meets the hedge accounting criteria, the modified advance is marked to either benchmark or full fair value, depending upon the risk being hedged, and subsequent fair value changes attributable to the hedged risk are recorded in other income on our statements of income, along with changes in the fair value of the associated derivative.

Mortgage Loans Held for Portfolio

We classify mortgage loans that we have the intent and ability to hold to maturity or payoff as held for portfolio and, accordingly, report them net of unamortized premiums, unaccreted discounts, basis adjustments on mortgage loans initially accounted for as mortgage loan commitments, and allowance for credit losses.

Premiums and Discounts

Effective October 1, 2013, we changed our method of accounting for the amortization and accretion of premiums and discounts on our mortgage loans held for portfolio to the contractual interest method. Historically, we deferred and amortized premiums and accreted discounts paid to and received by our members as interest income using the retrospective interest method, which used both actual prepayment experience and estimates of future principal repayments in calculating the estimated lives of the assets.

Credit Enhancements

FHFA regulations require that mortgage loans held in the FHLBanks' portfolios be credit enhanced so that each FHLBank's risk of loss is limited to the losses of an investor in an investment grade or better category. For conventional mortgage loans, participating financial institutions (PFIs) retain a portion of the credit loss on the mortgage loans sold to us by providing credit enhancement through a direct liability to pay credit losses up to a specified amount.

Allowance for Credit Losses

An allowance for credit losses is a valuation allowance separately established for each identified portfolio segment to provide for probable losses inherent in our various asset portfolios as of the statements of condition dates. To the extent necessary, an allowance for credit losses for credit exposures not recorded on the statement of condition is recorded as a liability. See Note 9 for details on each asset portfolio's allowance methodology.

Portfolio Segments

A portfolio segment is defined as the level at which an entity develops and documents a systematic methodology for determining its allowance for credit losses. We have developed and documented a systematic methodology for determining an allowance for credit losses, where applicable, for: (1) credit products (i.e., advances, letters of credit, and other extensions of credit to members), (2) government-guaranteed or -insured mortgage loans held for portfolio, (3) conventional mortgage loans held for portfolio, (4) federal funds sold, and (5) securities purchased under agreements to resell.

Classes of Financing Receivables

Classes of financing receivables generally are a disaggregation of a portfolio segment to the extent needed to understand the exposure to credit risk arising from these financing receivables. We determined that no further disaggregation of portfolio segments identified above in "—Portfolio Segments" is needed as the credit risk arising from these financing receivables is assessed and measured at the portfolio segment level.

Nonaccrual Loans

We place a conventional mortgage loan on nonaccrual status if we determine that either: (1) the collection of the principal or interest is doubtful, or (2) interest or principal is 90 days or more past due. We do not place government-guaranteed or -insured mortgage loans on non-accrual status due to the U.S. government guarantee or insurance on these loans and the contractual obligation of the loan servicer to repurchase the loans when certain criteria are met.

For those mortgage loans placed on nonaccrual status, accrued but uncollected interest is reversed against interest income. We generally record cash payments received on nonaccrual loans first as interest income and then as a reduction of principal as specified in the contractual agreement. If the collection of the remaining principal amount due is considered doubtful, then cash payments received are applied first solely to principal until the remaining principal amount due is expected to be collected and then as a recovery of any charge-off, if applicable, followed by recording interest income. A loan on nonaccrual status may be restored to accrual status when: (1) none of its contractual principal and interest is past due and unpaid, and we expect repayment of the remaining contractual principal and interest, or (2) it otherwise becomes well secured and is in the process of collection.

Impairment Methodology

A loan is considered impaired when, based on current information and events, it is probable that we will be unable to collect all principal and interest due according to the contractual terms of the loan agreement.

Loans on nonaccrual status and considered collateral-dependent are measured for impairment based on the fair value of the underlying property less estimated selling costs. Loans are considered collateral-dependent if repayment is expected to be provided solely by the sale of the underlying property, i.e., there is no other available and reliable source of repayment. Collateral-dependent loans are impaired if the fair value of the underlying collateral is insufficient to recover the unpaid balance on the loan. Interest income on impaired loans is recognized in the same manner as nonaccrual loans described above.

Charge-Off Policy

We evaluate whether to record a charge-off on a conventional mortgage loan upon the occurrence of a confirming event. Confirming events may include the occurrence of foreclosure or notification of a claim against any of the credit enhancements. A charge-off is recorded if it is estimated that the recorded investment in that loan will not be recovered.

Troubled Debt Restructurings (TDRs)

A TDR is a loan restructuring made for economic or legal reasons related to the borrower's financial difficulty that grants a concession to the borrower that we would not otherwise consider. TDR is considered to have occurred when: (1) we grant a concession that would not have been otherwise granted to a borrower for economic or legal reasons and the concession is accepted by the borrower; or (2) a mortgage loan is discharged in a bankruptcy proceeding and the mortgage loan is not reaffirmed. The first type of TDR generally involves mortgage loans where an agreement permits the recapitalization of past due amounts up to the original loan amount. Under this type of modification, generally no other terms of the original loan are modified. We individually evaluate our TDRs for impairment. Credit loss is measured by factoring in expected cash shortfalls incurred as of the reporting date and the economic loss attributable to delaying the original contractual principal and interest due dates. We generally remove the credit loss amount from the general allowance for credit losses and record it as a reduction to the carrying value of the impaired mortgage loan.

REO

REO includes assets that have been received in satisfaction of debt through foreclosures. The transfer of a mortgage loan to REO is recorded at the property's fair value less estimated selling costs, which becomes the new cost basis, and is subsequently carried at the lower of that amount or current fair value less estimated selling costs. If the fair value of the REO (minus estimated selling costs) is less than our recorded investment at the time of transfer, a loss is recognized in the statement of income to the extent that it is not offset by an allowance for credit losses or available funds in the lender risk account (LRA). Any subsequent realized gains and realized or unrealized losses, and carrying costs, are included in other income in the statements of income. REO is recorded in other assets in the statements of condition.

Derivatives

All derivatives are recognized on the statements of condition at their fair values and are reported as either derivative assets or liabilities, net of cash collateral and accrued interest from counterparties. The fair values of derivatives are netted by a futures commission merchant (clearing member) or a counterparty when the netting requirements have been met. If these netted amounts are positive, they are classified as an asset and if negative, they are classified as a liability. Cash flows associated with derivatives are reflected as cash flows from operating activities in the statements of cash flows unless the derivative meets the criteria to be a financing derivative.

Derivative Designations

Each derivative is designated as one of the following:

•	a qualifying hedge of the change in fair value of a recognized asset or liability (or a portion thereof) or an unrecognized firm commitment (a fair value hedge);

•	a non-qualifying hedge of an asset or liability for asset/liability management purposes (an economic hedge); or

•
a non-qualifying hedge of another derivative that is used to offset the economic effect of other derivatives with nonmember counterparties that are no longer designated in a hedging relationship (an offsetting hedge).

Accounting for Fair Value Hedges

If hedging relationships meet certain criteria, including, but not limited to, formal documentation of the hedging relationship and an expectation to be highly effective, they qualify for fair value hedge accounting and the offsetting changes in fair value of the hedged items attributable to the hedged risk may be recorded in earnings. Our approaches to hedge accounting include:

•
Long-haul hedge accounting. The application of “long-haul” hedge accounting requires us to formally assess (both at the hedge's inception and at least quarterly) whether the derivatives that are used in hedging transactions have been effective in offsetting changes in the fair value of the hedged items attributable to the hedged risk and whether those derivatives may be expected to remain effective in future periods.

•
Shortcut hedge accounting. Transactions that meet certain criteria qualify for the “shortcut” method of hedge accounting in which an assumption can be made that the change in fair value of a hedged item due to changes in the benchmark interest rate exactly offsets the change in fair value of the related derivative. Under the shortcut method, the entire change in fair value of the interest-rate swap is considered to be effective at achieving offsetting changes in fair values of the hedged asset or liability. In 2010 we discontinued the use of shortcut hedge accounting for new hedging relationships.

We typically execute derivatives at the same time as the applicable hedged advances, investments, or consolidated obligations, and we designate the hedged item in a qualifying hedge relationship at the trade date. In many hedging relationships, we may designate the hedging relationship upon our firm commitment to disburse an advance or trade a consolidated obligation in which settlement occurs within the shortest period of time possible for the type of instrument based on market settlement conventions. We record derivatives on the trade date and the associated hedged item on the settlement date, except for investment securities, which generally are recorded at trade date. Hedge accounting begins on the trade date, at which time subsequent changes to the derivative’s fair value are recorded along with the changes in the fair value of the hedged item. On the settlement date, the adjustments to the hedged item’s carrying amount are combined with the proceeds and become part of its total carrying amount.

Changes in the fair value of a derivative that is designated and qualifies as a fair value hedge, along with changes in the fair value of the hedged asset, liability, or firm commitment that are attributable to the hedged risk, are recorded in other income as “net gain on derivatives and hedging activities” on the statements of income. For fair value hedges, any hedge ineffectiveness (which represents the amount by which the change in the fair value of the derivative differs from the change in the fair value of the hedged item attributable to the hedged risk) is also recorded in “net gain on derivatives and hedging activities.”

We did not apply cash-flow hedge accounting to any transactions during the years ended December 31, 2014, 2013, and 2012.

Accounting for Economic and Offsetting Hedges

An economic hedge is a derivative used to hedge specific or non-specific underlying assets, liabilities, or firm commitments that does not qualify or was not designated for hedge accounting, but is an acceptable hedging strategy under our risk management program. These economic hedging strategies also comply with FHFA regulatory requirements prohibiting speculative hedge transactions. An economic hedge by definition introduces the potential for earnings variability caused by the changes in fair value of the derivatives that are recorded in income but that are not offset by corresponding changes in the value of the economically hedged assets, liabilities, or firm commitments. As a result, we recognize only the net interest and the change in fair value of these derivatives in other income as “net gain on derivatives and hedging activities” on our statements of income with no offsetting fair value adjustments for the assets, liabilities, or firm commitments.

We may enter into interest-rate exchange agreements to offset the economic effect of other derivatives that are no longer designated in a hedge transaction of one or more advances, investments, or consolidated obligations. In these transactions, critical terms of the offsetting derivative, including maturity dates, call dates, notional amounts, and fixed interest rates, match the de-designated portion of the interest-rate exchange agreement. Offsetting derivatives are effectively a termination of the de-designated portion of the original derivative and the changes in fair value of both derivatives are recognized in other income as “net gain on derivatives and hedging activities.” The net result of the accounting for these derivatives has not significantly affected our operating results.

Accrued Derivative Interest Receivable and Payable

The net settlements of interest receivables and payables related to derivatives designated as fair value hedging instruments are recognized as adjustments to the interest income or interest expense of the designated underlying advances, investments, consolidated obligations, or other financial instruments. The net settlements of interest receivables and payables related to derivatives in economic and offsetting hedges are recognized in other income as “net gain on derivatives and hedging activities” on our statements of income.

Discontinuance of Hedge Accounting

We discontinue hedge accounting prospectively when: (1) we determine that the derivative is no longer effective in offsetting changes in the fair value of a hedged item attributable to the hedged risk; (2) the derivative and/or the hedged item expires or is sold, terminated, or exercised; (3) a hedged firm commitment no longer meets the definition of a firm commitment; or (4) we determine that designating the derivative as a hedging instrument is no longer appropriate.

When hedge accounting is discontinued because we determine that the derivative no longer qualifies as an effective fair value hedge of an existing hedged item, we either terminate the derivative or continue to carry the derivative on the statements of condition at its fair value, cease to adjust the hedged item for changes in fair value, and amortize the cumulative basis adjustment on the hedged item into earnings over the remaining term to maturity of the hedged item using a level-yield methodology.

Embedded Derivatives

We may issue debt, make advances, or purchase financial instruments in which a derivative instrument is “embedded.” Upon execution of these transactions, including structured advances, such as floating-to-fixed convertible advances, capped or floored advances, or symmetrical prepayment advances, variable interest-rate MBS with interest-rate caps, and structured funding, such as step-up and range consolidated obligation bonds, we assess whether the economic characteristics of the embedded derivative are clearly and closely related to the economic characteristics of the remaining component of the advance, investment, debt, or purchased financial instrument (the host contract) and whether a separate, non-embedded instrument with the same terms as the embedded instrument would meet the definition of a derivative instrument. When we determine that (1) the embedded derivative has economic characteristics that are not clearly and closely related to the economic characteristics of the host contract and (2) a separate, stand-alone instrument with the same terms would qualify as a derivative instrument, the embedded derivative is separated from the host contract, carried at fair value, and accounted for as a stand-alone derivative instrument. However, if the entire contract (the host contract and the embedded derivative) is carried at fair value, with changes in fair value reported in current period earnings, or if we cannot reliably identify and measure the embedded derivative for purposes of separating that derivative from its host contract, the entire contract is carried on the statements of condition at fair value and no portion of the contract is designated as a hedging instrument.

Premises, Software, and Equipment

We record premises, software, and equipment at cost, less accumulated depreciation and amortization. We compute depreciation using the straight-line method over the estimated useful lives of relevant assets, ranging from three to ten years. We amortize leasehold improvements using the straight-line method over the shorter of the estimated useful life of the improvement or the remaining term of the lease. We amortize major software and equipment maintenance over the maintenance period. We capitalize improvements but expense ordinary maintenance and repairs when incurred. We include gains and losses on the disposal of premises, software, and equipment in other income.

The cost of computer software developed or obtained for internal use is capitalized and amortized over future periods. As of December 31, 2014 and 2013, we had $6.1 million and $8.0 million in unamortized computer software costs included in our premises, software, and equipment. In 2013, we recorded a write-down of $4.0 million of previously capitalized software development costs.

Depreciation and Amortization and Accumulated Depreciation and Amortization

Our accumulated depreciation and amortization related to premises, software, and equipment was $18.9 million and $15.6 million as of December 31, 2014 and 2013. Depreciation and amortization expense for premises, software, and equipment was $4.1 million, $4.4 million, and $4.2 million (including $2.4 million, $3.0 million, and $3.4 million amortization of computer software costs) for the years ended December 31, 2014, 2013, and 2012.

Consolidated Obligations

With the exception of those consolidated obligations on which we have elected the fair value option and which are recorded at fair value, we record our consolidated obligations at amortized cost.

Discounts and Premiums on Consolidated Obligations

We accrete or amortize the discounts, premiums, and hedging basis adjustments on consolidated obligation bonds and discount notes to interest expense using the interest method over the term to maturity.

Concessions on Consolidated Obligations

Concessions are paid to dealers in connection with the issuance of certain consolidated obligations. The Office of Finance prorates the amount of the concession to us based upon the percentage of the debt issued that we assume.
Concessions paid on consolidated obligations on which the fair value option has been elected are expensed as incurred in other expense. Concessions paid on consolidated obligations not designated under the fair value option are deferred and amortized, using the interest method, over the contractual life of the related consolidated obligation. Unamortized concessions are included in “other assets” on the statements of condition and the amortization of those concessions is included in consolidated obligation interest expense on the statements of income.

Mandatorily Redeemable Capital Stock

We reclassify capital stock subject to redemption from equity to a liability when a member submits a written request for redemption of excess capital stock, formally gives notice of intent to withdraw from membership, or otherwise attains non-member status by merger or acquisition, charter termination, or involuntary termination from membership because the member's shares will then meet the definition of a mandatorily redeemable financial instrument. Reclassifications are recorded at fair value on the date the written redemption request is received or the effective date of attaining nonmember status. On a quarterly basis, we evaluate the outstanding excess stock balances (i.e., stock not being used to fulfill either membership or activity stock requirements) of members with outstanding redemption requests and adjust the amount of capital stock classified as a liability accordingly.

Due to our requirement to obtain FHFA non-objection of any dividend payments, cash dividends on capital stock classified as a liability are recorded at the expected dividend rate when declared and notice of FHFA non-objection has been received and reflected as interest expense in the statements of income. If a member cancels its written notice of redemption or notice of withdrawal, we reclassify any MRCS from a liability to equity and dividends on the reclassified capital stock are no longer recognized as interest expense.

The repurchase or redemption of MRCS is reflected as a financing cash outflow on the statements of cash flows. See Note 14 for more information.

Restricted Retained Earnings

In 2011, the 12 FHLBanks entered into a Joint Capital Enhancement Agreement (as amended, the Capital Agreement). Under the Capital Agreement, effective third quarter 2011, each FHLBank began contributing 20% of its quarterly net income to a separate restricted retained earnings account at that FHLBank and will continue to do so until the account balance equals at least 1% of that FHLBank's average balance of outstanding consolidated obligations for the previous quarter. These restricted retained earnings are not available to pay dividends. The restricted retained earnings balance is included in all capital adequacy measures and is presented separately on the statements of condition. See Note 14 for more information.

FHFA Expenses

Our portion of the FHFA’s expenses and working capital fund paid by the FHLBanks is allocated to us based on the pro rata share of the annual assessments (which are based on the ratio of our minimum required regulatory capital to the aggregate minimum required regulatory capital of every FHLBank).

Office of Finance Expenses

Our proportionate share of Office of Finance operating and capital expenditures is calculated using a formula that is based upon the following components: (1) two-thirds based upon each FHLBank's share of total consolidated obligations outstanding and (2) one-third based upon an equal pro-rata allocation.

Assessments

AHP

The FHLBank Act requires each FHLBank to establish and fund an AHP, which provides subsidies to members to assist in the purchase, construction, or rehabilitation of housing for very low-, low-, and moderate-income households. We charge the required funding for the AHP to earnings and establish a liability. We generally make AHP subsidies available to our members directly. We may also issue AHP advances at interest rates below the customary interest rate for non-subsidized advances. When we make an AHP advance, the present value of the variation in the cash flow caused by the difference in the interest rate between the AHP advance rate and the interest-rate on comparable maturity funding is charged against the AHP liability and recorded as a discount on the AHP advance. The discount on AHP advances is accreted to interest income on advances using a level-yield methodology over the life of the advance. See Note 13 for more information.

Note 3—Recently Issued or Adopted Accounting Guidance

Amendments to the Consolidation Analysis

On February 18, 2015, the Financial Accounting Standards Board (FASB) issued amended guidance intended to enhance consolidation guidance for legal entities such as limited partnerships, limited liability corporations, and securitization structures (collateralized debt obligations, collateralized loan obligations, and MBS transactions). The new guidance primarily focuses on the following:

•
Placing more emphasis on risk of loss when determining a controlling financial interest. A reporting organization may no longer have to consolidate a legal entity in certain circumstances based solely on its fee arrangement, when certain criteria are met.

•	Reducing the frequency of the application of related-party guidance when determining a controlling financial interest in a VIE.

•	Changing consolidation conclusions for entities in several industries that typically make use of limited partnerships or VIEs.

This guidance becomes effective for the interim and annual reporting periods beginning after December 15, 2015, and early adoption is permitted, including adoption in an interim period. We are in the process of evaluating this guidance, but its effect our financial condition, combined results of operations, and combined cash flows is not expected to be material.

Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern

On August 27, 2014, the FASB issued final guidance that requires management of all companies to evaluate whether there is substantial doubt about the entity’s ability to continue as a going concern and, if so, disclose that fact in the footnotes. Management will also be required to evaluate and disclose whether its plans alleviate that doubt. The new standard defines substantial doubt as when it is probable (i.e., likely) based on management's assessment of relevant qualitative and quantitative information and judgment that the entity will be unable to meet its obligations as they become due within one year of the date the financial statements are issued (or available to be issued, when applicable). The standard is effective for the annual period ending after December 15, 2016 (December 31, 2016 for the Seattle Bank) and for annual and interim periods thereafter, and early adoption is permitted. We are evaluating the effect on our financial statement disclosures, but we do not expect the impact to be material.

Revenue from Contracts with Customers

On May 28, 2014, the FASB and the International Accounting Standards Board jointly issued a converged standard on the recognition of revenue from contracts with customers to improve the financial reporting of revenue and improve comparability of financial statements globally. The core principle of the new standard is for companies to recognize revenue to depict the transfer of goods or services to customers in amounts that reflect the consideration to which the company expects to be entitled in exchange for those goods or services. The guidance applies to all contracts with customers except those that are within the scope of other standards, such as financial instruments and other contractual rights and obligations, guarantees (other than product or service warranties), insurance contracts, and leases. This standard is effective for annual reporting periods beginning after December 15, 2016 (January 1, 2017 for the Seattle Bank), including interim periods within that reporting period, and may be adopted under either (1) a full retrospective method, retrospectively to each prior reporting period presented or (2) a transition method, retrospectively with the cumulative effect of initially applying this guidance recognized at the date of initial application. We are evaluating the impact on our financial condition, results of operations, or cash flows, but we do not expect the effect to be material.

Classification of Certain Government-Guaranteed Mortgage Loans upon Foreclosure

On August 8, 2014, the FASB issued amended guidance relating to the classification and measurement of certain government-guaranteed mortgage loans upon foreclosure. The amendments in this guidance require that a mortgage loan be derecognized and that a separate other receivable be recognized upon foreclosure if certain conditions are met. This guidance became effective for the interim and annual periods beginning on January 1, 2015, and was adopted prospectively. However, the adoption of this guidance did not have a material effect on our financial condition, results of operations, or cash flows.

Transfers and Servicing—Repurchase-to-Maturity Transactions, Repurchase Financings, and Disclosure

On June 12, 2014, the FASB issued amended guidance for repurchase-to-maturity transactions and repurchase financing arrangements and requires enhanced disclosures about repurchase agreements and similar transactions. The new standard eliminates sale accounting treatment for repurchase-to-maturity transactions, which now must be accounted for as secured borrowings consistent with the accounting for other repurchase agreements. In addition, the guidance requires separate accounting for a transfer of a financial asset executed contemporaneously with a repurchase agreement with the same counterparty (a repurchase financing), which will also result in secured borrowing accounting for the repurchase agreement. This guidance also requires a transferor to disclose additional information about certain transactions, including those in which it retains substantially all of the exposure to the economic returns of the underlying transferred asset over the transaction’s term. This guidance became effective for the interim and annual periods beginning on January 1, 2015, and was adopted prospectively. However, the adoption of this guidance did not have a material effect on our financial condition, results of operations, or cash flows.

Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure

On January 17, 2014, the FASB issued guidance clarifying when consumer mortgage loans collateralized by real estate should be reclassified to REO. Specifically, such collateralized mortgage loans should be reclassified to REO when either: (1) the creditor obtains legal title to the residential real estate upon completion of a foreclosure; or (2) the borrower conveys all interest in the residential real estate to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. This guidance became effective for interim and annual periods beginning on January 1, 2015, and was adopted prospectively. However, the adoption of this guidance did not have a material effect on our financial condition, results of operations, or cash flows.

Joint and Several Liability Arrangements

On February 28, 2013, the FASB issued guidance for recognition, measurement, and disclosure of obligations resulting from joint and several liability arrangements. This guidance requires an entity to measure obligations resulting from joint and several liability arrangements for which the total amount of the obligation within the scope of the guidance is fixed at the reporting date as the sum of (1) the amount the reporting entity agreed to pay on the basis of its arrangement among its co-obligors and (2) any additional amount the reporting entity expects to pay on behalf of its co-obligors. In addition, this guidance requires an entity to disclose the nature and amount of the obligation as well as other information about those obligations. The guidance became effective and was adopted on January 1, 2014. However, the adoption of this guidance did not affect our financial condition, results of operations, or cash flows.

Framework for Adversely Classifying Certain Assets

On April 9, 2012, the FHFA issued an advisory bulletin (AB), AB 2012-02, that establishes a standard and uniform methodology for classifying loans, REO, and certain other assets (excluding investment securities), and prescribes the timing of asset charge-offs based on these classifications. This guidance is generally consistent with the Uniform Retail Credit Classification and Account Management Policy issued by the federal banking regulators in June 2000. The adverse classification requirements were implemented on January 1, 2014, and the charge-off requirements of AB 2012-02 were implemented January 1, 2015. However, the adoption of these requirements did not have a material effect on our financial condition, results of operations, or cash flows.

Note 4—AFS Securities

Major Security Types

The following tables summarize our AFS securities as of December 31, 2014 and 2013.

	As of December 31, 2014
	Amortized Cost Basis (1)	OTTI Charges Recognized in AOCI	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
(in thousands)
Non-MBS:
Other U.S. agency obligations (2)	$4,359,947	$—	$4,066	$(10,693)	$4,353,320
GSE obligations (3)	2,271,101	—	11,946	(1,493)	2,281,554
Total non-MBS	6,631,048	—	16,012	(12,186)	6,634,874
MBS:
Residential PLMBS (4)	1,231,860	(35,109)	45,709	—	1,242,460
Total	$7,862,908	$(35,109)	$61,721	$(12,186)	$7,877,334

	As of December 31, 2013
	Amortized Cost Basis (1)	OTTI Charges Recognized in AOCI	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
(in thousands)
Non-MBS:
Other U. S agency obligations (2)	$3,406,201	$—	$10,931	$(13,969)	$3,403,163
GSE obligations (3)	1,932,353	—	1,817	(14,115)	1,920,055
Total non-MBS	5,338,554	—	12,748	(28,084)	5,323,218
MBS:
Residential PLMBS (4)	1,319,714	(62,478)	21,049	—	1,278,285
Total	$6,658,268	$(62,478)	$33,797	$(28,084)	$6,601,503

(1)	Includes unpaid principal balance, accretable discounts and unamortized premiums, fair value hedge accounting adjustments, and OTTI charges recognized in earnings.

(2)
Consists of obligations issued or guaranteed by one or more of the following: U.S. Agency for International Development (U.S. AID), Private Export Funding Corporation, and Export-Import Bank of the U.S. (Ex-Im Bank).

(3)	Consists of obligations issued by one or more of the following: Federal Farm Credit Bank (FFCB), Freddie Mac, Fannie Mae, and Tennessee Valley Authority (TVA).

(4)
Amounts reported in “Gross Unrealized Gains” for Residential PLMBS represent net unrealized gains in fair value of previously other-than-temporarily impaired AFS securities above the amount of impairment losses recorded and are included in Unrealized Gain (Loss) on OTTI AFS Securities in Note 14.

The amortized cost basis of our PLMBS classified as AFS includes credit-related OTTI losses of $348.3 million and $374.1 million as of December 31, 2014 and 2013. Of these amounts, as of December 31, 2014 and 2013, unaccreted discount of $129.4 million and $115.2 million will be accreted back to investment interest income on a level-yield basis due to adjustments to yields resulting from significant improvements in the expected cash flows of the securities.

See Note 17 for additional information concerning AFS securities purchased from related parties.

Unrealized Losses on AFS Securities

The following tables summarize our AFS securities in an unrealized loss position as of December 31, 2014 and 2013, aggregated by major security type and length of time that individual securities have been in a continuous unrealized loss position.

	As of December 31, 2014
	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
(in thousands)
Non-MBS:
Other U.S. agency obligations	$2,140,887	$(9,700)	$739,667	$(993)	$2,880,554	$(10,693)
GSE obligations	555,755	(1,493)	—	—	555,755	(1,493)
Total non-MBS	2,696,642	(11,193)	739,667	(993)	3,436,309	(12,186)
MBS:
Residential PLMBS *	103,454	(1,277)	444,356	(33,832)	547,810	(35,109)
Total	$2,800,096	$(12,470)	$1,184,023	$(34,825)	$3,984,119	$(47,295)

	As of December 31, 2013
	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
(in thousands)
Non-MBS:
Other U. S agency obligations	$1,384,795	$(13,969)	$—	$—	$1,384,795	$(13,969)
GSE obligations	1,288,451	(14,115)	—	—	1,288,451	(14,115)
Total non-MBS	2,673,246	(28,084)	—	—	2,673,246	(28,084)
MBS:
Residential PLMBS *	11,505	(852)	737,911	(61,626)	749,416	(62,478)
Total	$2,684,751	$(28,936)	$737,911	$(61,626)	$3,422,662	$(90,562)

* Includes investments for which a portion of OTTI has been recognized in AOCI.

Redemption Terms

The amortized cost basis and fair value, as applicable, of non-MBS AFS securities by remaining contractual maturity as of December 31, 2014 and 2013 are shown below. Expected maturities of some securities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment fees. MBS are not presented by contractual maturity because their expected maturities will likely differ from contractual maturities due to call or prepayment rights.

	As of December 31, 2014		As of December 31, 2013
	Amortized Cost Basis	Fair Value	Amortized Cost Basis	Fair Value
(in thousands)
Non-MBS:
Due in one year or less	$170,136	$170,176	$46,119	$46,128
Due after one year through five years	1,142,883	1,142,558	900,850	902,287
Due after five years through 10 years	3,164,162	3,169,375	993,790	990,061
Due after 10 years	2,153,867	2,152,765	3,397,795	3,384,742
Total non-MBS	6,631,048	6,634,874	5,338,554	5,323,218
Total MBS	1,231,860	1,242,460	1,319,714	1,278,285
Total	$7,862,908	$7,877,334	$6,658,268	$6,601,503

Interest-Rate Payment Terms

The following table summarizes the amortized cost basis of our AFS securities by interest-rate payment terms as of December 31, 2014 and 2013.

	As of December 31, 2014	As of December 31, 2013
(in thousands)
Non-MBS:
Fixed	$4,159,932	$3,599,757
Variable	2,471,116	1,738,797
Total non-MBS	6,631,048	5,338,554
MBS:
Variable	1,231,860	1,319,714
Total	$7,862,908	$6,658,268

Proceeds from and Net Gain on Sales of AFS Securities

During the years ended December 31, 2013 and 2012, we sold AFS securities for proceeds of $41.8 million and $185.3 million, resulting in net realized gains of $903,000 and $1.8 million. We sold no AFS securities during the year ended December 31, 2014.

Credit Risk

A detailed discussion of credit risk on our PLMBS, including those classified as AFS, and our assessment of OTTI of such securities, are included in Note 6.

Note 5—HTM Securities

Major Security Types

The following tables summarize our HTM securities as of December 31, 2014 and 2013.

	As of December 31, 2014
	Amortized Cost Basis (1)	OTTI Charges Recognized in AOCI	Carrying Value	Gross Unrecognized Holding Gains (2)	Gross Unrecognized Holding Losses (2)	Fair Value
(in thousands)
Non-MBS:
Certificates of deposit	$356,000	$—	$356,000	$1	$—	$356,001
Other U.S. agency obligations (3)	16,242	—	16,242	142	(2)	16,382
State or local housing agency obligations (4)	2,040,239	—	2,040,239	4,461	(1,964)	2,042,736
Total non-MBS	2,412,481	—	2,412,481	4,604	(1,966)	2,415,119
MBS:
Other U.S. agency single-family MBS (3)	79,289	—	79,289	235	—	79,524
GSE single-family MBS (5)	4,620,571	—	4,620,571	57,378	(707)	4,677,242
GSE multifamily MBS (5)	1,659,182	—	1,659,182	4,419	(136)	1,663,465
Residential PLMBS	350,205	(11,459)	338,746	7,748	(14,131)	332,363
Total MBS	6,709,247	(11,459)	6,697,788	69,780	(14,974)	6,752,594
Total	$9,121,728	$(11,459)	$9,110,269	$74,384	$(16,940)	$9,167,713

	As of December 31, 2013
	Amortized Cost Basis (1)	OTTI Charges Recognized in AOCI	Carrying Value	Gross Unrecognized Holding Gains (2)	Gross Unrecognized Holding Losses (2)	Fair Value
(in thousands)
Non-MBS:
Certificates of deposit	$266,000	$—	$266,000	$15	$—	$266,015
Other U.S. agency obligations (3)	19,168	—	19,168	192	(2)	19,358
State or local housing agency obligations	1,718,173	—	1,718,173	1,777	(8,557)	1,711,393
Total non-MBS	2,003,341	—	2,003,341	1,984	(8,559)	1,996,766
MBS:
Other U.S. agency single-family MBS (3)	109,429	—	109,429	215	—	109,644
GSE single-family MBS (5)	5,544,762	—	5,544,762	31,669	(8,909)	5,567,522
GSE multifamily MBS (5)	1,348,883	—	1,348,883	—	(2,956)	1,345,927
Residential PLMBS	439,476	(14,418)	425,058	8,111	(18,743)	414,426
Total MBS	7,442,550	(14,418)	7,428,132	39,995	(30,608)	7,437,519
Total	$9,445,891	$(14,418)	$9,431,473	$41,979	$(39,167)	$9,434,285

(1)	Includes unpaid principal balance, accretable discounts and unamortized premiums, and OTTI charges recognized in earnings.

(2)	Represent the difference between fair value and carrying value.

(3)	Consists of obligations or securities issued by one or more of the following: Government National Mortgage Association (Ginnie Mae), Small Business Administration (SBA), and U.S. AID.

(4)	Includes $140.0 million of unsecured housing obligations.

(5)	Consists of securities issued by Freddie Mac and Fannie Mae.

The amortized cost basis of our HTM MBS investments determined to be other-than-temporarily impaired includes $743,000 and $769,000 of credit-related OTTI losses as of December 31, 2014 and 2013.

See Note 17 for additional information concerning HTM securities purchased from related parties.

Unrealized Losses on HTM Securities

The following tables summarize our HTM securities with gross unrealized losses, aggregated by major security type and length of time that individual securities have been in a continuous unrealized loss position, as of December 31, 2014 and 2013. The gross unrealized losses include OTTI charges recognized in AOCI and gross unrecognized holding losses.

	As of December 31, 2014
	Less than 12 months		12 months or more		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
(in thousands)
Non-MBS:
Other U.S. agency obligations	$430	$(1)	$725	$(1)	$1,155	$(2)
State or local housing agency obligations	140,960	(40)	264,145	(1,924)	405,105	(1,964)
Total non-MBS	141,390	(41)	264,870	(1,925)	406,260	(1,966)
MBS:
GSE single-family MBS	—	—	456,298	(707)	456,298	(707)
GSE multifamily MBS	136,627	(136)	—	—	136,627	(136)
Residential PLMBS	9,893	(104)	290,489	(25,486)	300,382	(25,590)
Total MBS	146,520	(240)	746,787	(26,193)	893,307	(26,433)
Total	$287,910	$(281)	$1,011,657	$(28,118)	$1,299,567	$(28,399)

	As of December 31, 2013
	Less than 12 months		12 months or more		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
(in thousands)
Non-MBS:
Other U.S. agency obligations	$13	$—	$920	$(2)	$933	$(2)
State or local housing agency obligations	529,874	(8,472)	2,160	(85)	532,034	(8,557)
Total non-MBS	529,887	(8,472)	3,080	(87)	532,967	(8,559)
MBS:
GSE single-family MBS	1,790,531	(8,381)	78,405	(528)	1,868,936	(8,909)
GSE multifamily MBS	1,345,927	(2,956)	—	—	1,345,927	(2,956)
Residential PLMBS	39,603	(294)	346,694	(32,867)	386,297	(33,161)
Total MBS	3,176,061	(11,631)	425,099	(33,395)	3,601,160	(45,026)
Total	$3,705,948	$(20,103)	$428,179	$(33,482)	$4,134,127	$(53,585)

Redemption Terms

The amortized cost basis, carrying value, and fair value, as applicable, of non-MBS HTM securities by remaining contractual maturity as of December 31, 2014 and 2013 are shown below. Expected maturities of some securities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment fees. MBS are not presented by contractual maturity because their expected maturities will likely differ from contractual maturities due to call or prepayment rights.

	As of December 31, 2014			As of December 31, 2013
	Amortized Cost Basis	Carrying Value *	Fair Value	Amortized Cost Basis	Carrying Value *	Fair Value
(in thousands)
Non-MBS:
Due in one year or less	$393,460	$393,460	$393,473	$286,720	$286,720	$286,753
Due after one year through five years	236,041	236,041	236,219	238,016	238,016	238,137
Due after five years through 10 years	391,618	391,618	392,826	330,175	330,175	330,255
Due after 10 years	1,391,362	1,391,362	1,392,601	1,148,430	1,148,430	1,141,621
Total non-MBS	2,412,481	2,412,481	2,415,119	2,003,341	2,003,341	1,996,766
Total MBS	6,709,247	6,697,788	6,752,594	7,442,550	7,428,132	7,437,519
Total	$9,121,728	$9,110,269	$9,167,713	$9,445,891	$9,431,473	$9,434,285

*	Carrying value of HTM securities represents amortized cost after adjustment for non-credit-related impairment recognized in AOCI.

Interest-Rate Payment Terms

The following table summarizes the amortized cost basis of our HTM securities by interest-rate payment terms as of December 31, 2014 and 2013.

	As of December 31, 2014	As of December 31, 2013
(in thousands)
Non-MBS:
Fixed	$432,124	$339,106
Variable	1,980,357	1,664,235
Total non-MBS	2,412,481	2,003,341
MBS:
Fixed	1,217,844	1,425,778
Variable	5,491,403	6,016,772
Total MBS	6,709,247	7,442,550
Total	$9,121,728	$9,445,891

Note 6—Investment Credit Risk and Assessment for OTTI

Credit Risk

Our MBS investments consist of agency-guaranteed securities and senior tranches of privately-issued prime and Alt-A MBS, collateralized by single- and multi-family residential mortgage loans, including hybrid adjustable-rate mortgages (ARMs) and option ARMs. Our exposure to the risk of loss on our investments in MBS increases when the loans underlying the MBS exhibit high rates of delinquency, foreclosure, or losses on the sale of foreclosed properties.

Assessment for OTTI

We evaluate each of our AFS and HTM investments in an unrealized loss position for OTTI on a quarterly basis. As part of this process, we consider (1) whether we intend to sell each such investment security and (2) whether it is more likely than not that we would be required to sell such security before the anticipated recovery of its amortized cost basis. If either of these conditions is met, we recognize an OTTI charge in earnings equal to the entire difference between the security's amortized cost basis and its fair value as of the statement of condition date. For securities in an unrealized loss position that do not meet either of these conditions, the entire loss position, or total OTTI, is evaluated to determine the extent and amount of credit loss. For our PLMBS on which we have previously recognized OTTI losses, we perform a cash flow analysis to determine whether the entire amortized cost basis of an impaired security, including all previously recognized OTTI losses, will be recovered. The amount of credit loss to be recognized in earnings is limited to the amount of each security's gross unrealized loss.

PLMBS

Our investments in PLMBS were rated "AAA" (or its equivalent) by a nationally recognized statistical rating organization (NRSRO), such as Moody's Investor Service (Moody's) or Standard & Poor's Ratings Services (S&P), at their respective purchase dates. The "AAA"-rated securities achieved their ratings primarily through credit enhancement, such as subordination and over-collateralization.

To ensure consistency in determination of OTTI for PLMBS among all FHLBanks, the FHLBanks use a system-wide governance committee (OTTI Governance Committee) and a formal process to ensure consistency in key OTTI modeling assumptions used for the purposes of cash flow analysis for these securities. As part of our quarterly OTTI evaluation, we review and approve the key modeling assumptions determined by the FHLBanks' system-wide process, and we perform OTTI cash flow analyses on our entire PLMBS portfolio using the FHLBanks' common framework and approved assumptions.

Our evaluation includes estimating the projected cash flows that we are likely to collect, taking into account the loan-level characteristics and structure of the applicable security and certain modeling assumptions, to determine whether we will recover the entire amortized cost basis of the security, such as the remaining payment terms for the security, prepayment speeds, default rates, loss severity on the collateral supporting the PLMBS, expected housing price changes, and interest-rate assumptions.

OTTI Credit Loss

In performing a detailed cash flow analysis, we identify the best estimate of the cash flows expected to be collected in connection with a security. If this estimate results in a present value of expected cash flows (discounted at the security's current effective yield) that is less than the amortized cost basis of the security (i.e., a credit loss exists), an OTTI loss is considered to have occurred. For our variable interest-rate PLMBS, we use the effective interest rate derived from a variable-rate index (e.g., one-month London Interbank Offered Rate (LIBOR)) plus the contractual spread, plus or minus a fixed spread adjustment when there is an existing discount or premium on the security. As the implied forward curve of the index changes over time, the effective interest rates derived from that index will also change over time.

We update our estimate of future estimated cash flows on a quarterly basis. At each quarter-end, we perform our OTTI cash flow analyses using third-party models that consider individual borrower characteristics and the particular attributes of the loans underlying the PLMBS, in conjunction with assumptions about future mortgage servicer actions and changes in home prices and interest rates, to project prepayments, defaults, and loss severities. A significant modeling input is the forecast of future housing price changes for the relevant states and certain core-based statistical areas (CBSA), which are based upon an assessment of the relevant housing markets. CBSA refers collectively to metropolitan and micropolitan statistical areas as defined by the U.S. Office of Management and Budget. As currently defined, a CBSA must contain at least one urban area with a population of 10,000 or more people. The FHLBanks' OTTI Governance Committee developed a short-term housing price forecast with projected changes ranging from a decrease of 4.0% to an increase of 7.0% over the 12-month period beginning October 1, 2014. For the vast majority of markets, the projected short-term housing price forecast ranges from a decrease of 1.0% to an increase of 6.0%.

Previously, home price projections following the short-term period were projected to recover using one of five different recovery paths. Starting in the second quarter of 2014, a unique path has been projected for each geographic area based on an internally developed framework derived from historical data.

We performed a cash flow analysis using a third-party model to assess whether the entire amortized cost basis of our PLMBS securities will be recovered. The projected cash flows are based on a number of assumptions and expectations, and the results of these models can vary significantly with changes in these assumptions and expectations. The scenario of cash flows, based on the model approach described above, reflects a reasonable estimate scenario and includes a base-case current-to-trough price forecast (if applicable) and a base-case housing price recovery path.

For those securities for which an OTTI was determined to have occurred during the year ended December 31, 2014, the following table presents a summary of the significant inputs used to measure the amount of the credit loss recognized in earnings during this period, as well as the related current credit enhancement. Credit enhancement is defined as the percentage of credit subordination, excess spread or over-collateralization, if any, in a security structure that will generally absorb losses before we will experience a loss on the security. The calculated averages represent the dollar-weighted averages of all PLMBS in each category shown.

	Significant Inputs Used to Measure Credit Loss For the Year Ended December 31, 2014			As of December 31, 2014
	Cumulative Voluntary Prepayment Rates	Cumulative Default Rates	Loss Severities	Current Credit Enhancement
Year of Securitization	Weighted-Average *			Weighted-Average *
(in percentages)
Alt-A:
2006	5.3	47.5	41.1	9.2
2005	16.7	27.0	42.2	—
Total Alt-A	5.6	46.9	41.2	9.0

*	Weighted-average percentage is based on unpaid principal balances.

Based on our analysis, we recorded $4.8 million of additional OTTI credit losses in 2014 on three securities determined to be other-than-temporarily impaired in prior reporting periods. No additional securities were determined to be other-than-temporarily impaired in 2014. For the year ended December 31, 2013, we sold one other-than-temporarily impaired security, which had recovered its amortized cost basis. We sold no securities during the year ended December 31, 2014. As of December 31, 2014, we have the ability and intent to hold our other-than-temporarily impaired securities until their fair values exceed their amortized cost bases. See Note 4 for additional information on sales of AFS securities.

The additional OTTI credit losses recorded in 2014 were also attributable, in part, to changes in mortgage servicer practices, as decreases in advanced principal and interest from servicers on delinquent loans have reduced current payments on certain securities causing reductions in projected cash flows.

The following table summarizes key life-to-date information as of December 31, 2014 for the PLMBS on which we have recorded OTTI charges during the life of the security (i.e., other-than-temporarily impaired through December 31, 2014).

	As of December 31, 2014
	HTM Securities (1)				AFS Securities (1)
	Unpaid Principal Balance	Amortized Cost Basis	Carrying Value	Fair Value	Unpaid Principal Balance	Amortized Cost Basis	Fair Value
(in thousands)
Prime (2)	$848	$848	$817	$827	$—	$—	$—
Alt-A (2)	74,508	73,803	62,375	69,806	1,580,164	1,231,860	1,242,460
Total	$75,356	$74,651	$63,192	$70,633	$1,580,164	$1,231,860	$1,242,460

(1)
This table does not include all HTM and AFS securities that are in an unrealized loss position as of December 31, 2014. This table includes only HTM and AFS MBS with OTTI charges during the life of the security.

(2)	Classification based on originator's classification at the time of origination or classification by a NRSRO upon issuance of the MBS.

The following table presents a rollforward of the credit loss components of our OTTI losses on both AFS and HTM securities recognized in earnings for the years ended December 31, 2014, 2013, and 2012. The rollforward relates to the amount of credit losses on investment securities held for which a portion of OTTI losses was recognized in AOCI.

	For the Years Ended December 31,
	2014	2013	2012
(in thousands)
Balance before cumulative actual cash losses, beginning of period	$394,860	$431,841	$513,194
Additions:
Credit losses on securities for which OTTI was not previously recognized	—	—	11
Additional OTTI credit losses on securities for which an OTTI loss was previously recognized (1)	4,840	1,837	11,078
Reductions:
Securities sold and matured during the period (2)	—	(19,247)	(79,900)
Increases in cash flows expected to be collected, recognized over the remaining life of the securities and OTTI credit loss present value accretion (amount recognized in interest income in period noted) (3)	(26,010)	(19,571)	(12,542)
Balance before cumulative actual cash losses, end of period	373,690	394,860	431,841
Cumulative actual cash losses, net	(24,692)	(19,973)	(10,328)
Balance after actual cash losses, end of period	$348,998	$374,887	$421,513

(1)	Relates to securities that were also previously determined to be other-than-temporarily impaired prior to the beginning of the period.

(2)	Represents reductions related to securities sold or that matured during the period and were no longer held at the end of the period.

(3)
As of December 31, 2014, the amortized cost of our PLMBS includes $349.0 million of OTTI credit losses. Of this amount, unaccreted discount of $129.4 million will be accreted back to investment interest income on a level-yield basis over the remaining life of the applicable security due to adjustments to yields resulting from significant improvements in the expected cash flows of the securities.

All Other AFS and HTM Securities

Certain of our remaining AFS and HTM investment securities have experienced unrealized losses and decreases in fair value primarily due to illiquidity in the marketplace and interest-rate volatility in the U.S. mortgage and credit markets. Based on current information, we determined that, for these investments, the underlying collateral or the strength of the issuers' guarantees through direct obligations or U.S. government support is currently sufficient to protect us from losses. Further, as of December 31, 2014, the declines are considered temporary as we expect to recover the entire amortized cost basis of the remaining securities in unrealized loss positions and neither intend to sell these securities nor consider it is more likely than not that we will be required to sell them prior to the anticipated recovery of their amortized cost basis. As a result, we do not consider any of our other investments to be other-than-temporarily impaired as of December 31, 2014.

Note 7—Advances

Redemption Terms

We offer a wide range of fixed and variable interest-rate advance products with different maturities, interest rates, payment terms, and optionality. Fixed interest-rate advances generally have maturities ranging from one day to 30 years. Variable interest-rate advances generally have maturities ranging from one to 10 years, where the interest rates reset periodically at a fixed spread to LIBOR.

The following table summarizes the par value and weighted-average interest rates of our advances outstanding as of December 31, 2014 and 2013 by remaining term-to-maturity.

	As of December 31, 2014		As of December 31, 2013
	Amount	Weighted-Average Interest Rate	Amount	Weighted-Average Interest Rate
(in thousands, except interest rates)
Due in one year or less	$3,722,410	0.46	$2,710,387	0.37
Due after one year through two years	2,936,039	1.09	2,312,099	0.77
Due after two years through three years	1,141,114	3.21	2,760,738	1.15
Due after three years through four years	788,648	2.26	1,007,201	3.73
Due after four years through five years	451,505	2.10	753,393	2.30
Thereafter	1,183,122	3.00	1,283,703	2.87
Total par value	10,222,838	1.45	10,827,521	1.40
Commitment fees	(320)		(370)
Premium	6,586		7,743
Discount	(5,052)		(6,649)
Hedging adjustments	89,639		107,049
Total	$10,313,691		$10,935,294

We offer fixed-rate callable advances to members that may be prepaid on specified dates without incurring prepayment or termination fees (e.g., returnable or prepayable advances). As of December 31, 2014, we had $15.8 million of callable advances. As of December 31, 2013, we had no callable advances. In exchange for receiving the right to call the advance on a predetermined call schedule, the member pays a higher fixed rate for the advance relative to an equivalent maturity, non-callable, fixed-rate advance. If the call option is exercised, replacement funding may be available. We also offer choice advances on which the interest-rate resets at specified intervals based on a spread to our short-term cost of funds and which may be prepaid at any repricing date without incurring a prepayment fee. As of December 31, 2014, we had $125.0 million of choice advances. As of December 31, 2013, we had no choice advances.

Other advances, including symmetrical prepayment advances, may only be prepaid subject to a fee sufficient to make us economically indifferent to a borrower's decision to prepay an advance or maintain the advance until contractual maturity. In the case of our standard advance products, the fee cannot be less than zero; however, the symmetrical prepayment advance removes this floor, resulting in a potential payment to the borrower under certain circumstances. We hedge these advances to ensure that we remain economically indifferent to the borrower's decision to prepay such an advance. Symmetrical prepayment advances outstanding as of December 31, 2014 and 2013, totaled $554.1 million and $442.5 million.

We also offer convertible and putable advances. Convertible advances allow us to convert the advance from variable to fixed interest-rate on a pre-determined date after the lock-out period. The fixed interest rate on a convertible advance is determined at origination. In addition, after the conversion date, the convertible advance is putable on specific dates throughout the remaining term. We had no convertible advances outstanding that had not converted to fixed interest rates as of December 31, 2014 and 2013.

With a putable advance, we effectively purchase a put option from the member that allows us the right to put or extinguish the advance at par on predetermined exercise dates and at our discretion. We would typically exercise our right to terminate a putable advance when interest rates increase sufficiently above the interest rate that existed when the putable advance was issued. The borrower may then apply for a new advance at the prevailing market interest rate. We had putable advances outstanding of $881.0 million and $970.5 million as of December 31, 2014 and 2013. The December 31, 2013 amount of putable advances has been corrected from $910.5 million previously reported in our 2013 annual report on Form 10-K to include convertible advances that had converted to fixed interest rates and were putable as of December 31, 2013.

The following table summarizes the par value of our advances by year of remaining contractual maturity or next put date as of December 31, 2014 and 2013.

	As of December 31, 2014	As of December 31, 2013
(in thousands)
Due in one year or less	$4,510,926	$3,665,903
Due after one year through two years (1)	2,567,023	2,217,599
Due after two years through three years (2)	876,614	2,376,722
Due after three years through four years	763,648	685,201
Due after four years through five years	451,505	728,393
Thereafter	1,053,122	1,153,703
Total par value	$10,222,838	$10,827,521
(1) As of December 31, 2014, includes fixed-rate callable advances of $10.8 million with next call date of April 1, 2015.
(2) As of December 31, 2014, includes fixed-rate callable advances of $5.0 million with next call date of December 1, 2015.

The following table summarizes the par value of our advances by interest-rate payment terms as of December 31, 2014 and 2013.

	As of December 31, 2014	As of December 31, 2013
(in thousands)
Fixed:
Due in one year or less	$1,761,526	$1,757,568
Due after one year	4,875,428	5,107,133
Total fixed	6,636,954	6,864,701
Variable:
Due in one year or less	1,960,884	952,820
Due after one year	1,625,000	3,010,000
Total variable	3,585,884	3,962,820
Total par value	$10,222,838	$10,827,521

Credit Risk Exposure and Security Terms

Our potential credit risk from advances is concentrated in commercial banks and thrifts. The par value of advances outstanding to our top five borrowers was $6.8 billion and $8.2 billion as of December 31, 2014 and 2013, which represented 66.4% and 75.6% of total advances outstanding at December 31, 2014 and 2013.

In April 2013, as a result of a corporate restructuring, Bank of America, Oregon, N.A., our then largest borrower, merged into its parent, Bank of America, N.A. (BANA). At that time, Bank of America Oregon, N.A.'s membership in the Seattle Bank was terminated and all outstanding advances and capital stock were assumed by BANA, a nonmember financial institution. As a result, BANA's outstanding advances will eventually decline to zero as the advances mature. Approximately 98% of the entity's $3.1 billion in outstanding advances will mature between 2015 and 2016. On March 6, 2015, one of the BANA advances with a total par value of $500.0 million matured.

We expect that the concentration of advances with our largest borrowers will remain significant for the foreseeable future. See Note 17 for additional information on related party borrowers.

For information on our credit risk on advances and allowance for credit losses, see Note 9.

Prepayment Fees

We record prepayment fees received from members on prepaid advances net of fair-value basis adjustments related to hedging activities, unamortized premium, deferred fees, and other adjustments on those advances where prepaid advances were deemed extinguished. The net amount of prepayment fees is reflected as interest income in our statements of income.

The following table presents our gross prepayment fees, adjustments, net prepayment fees, and the amount of advance principal prepaid for the years ended December 31, 2014, 2013, and 2012.

	For the Years Ended December 31,
	2014	2013	2012
(in thousands)
Gross prepayment fees	$9,245	$9,117	$25,491
Less: Adjustments	6,445	3,212	11,084
Net prepayment fees	$2,800	$5,905	$14,407
Advance principal prepaid	$249,731	$305,418	$845,114

Note 8—Mortgage Loans Held for Portfolio

We historically purchased single-family mortgage loans originated or acquired by participating members (i.e., participating financial institutions) in our MPP; we have not purchased any mortgage loans since 2006 and have sold no mortgage loans since 2011. These mortgage loans are guaranteed or insured by federal agencies or credit-enhanced by the PFIs. We have no current plans to sell the remaining mortgage loans held for portfolio.

The following tables summarize our mortgage loans held for portfolio as of December 31, 2014 and 2013.

	As of December 31, 2014	As of December 31, 2013
(in thousands)
Real Estate:
Fixed interest-rate, medium-term*, single-family	$23,254	$39,240
Fixed interest-rate, long-term, single-family	625,784	759,891
Total unpaid principal balance	649,038	799,131
Premiums	2,997	3,950
Discounts	(3,438)	(4,407)
Deferred loan costs, net	(14)	(120)
Mortgage loans held for portfolio before allowance for credit losses	648,583	798,554
Less: Allowance for credit losses on mortgage loans	(1,404)	(934)
Total mortgage loans held for portfolio, net	$647,179	$797,620
*Medium-term is defined as a term of 15 years or less.

	As of December 31, 2014	As of December 31, 2013
(in thousands)
Government-guaranteed/insured	$62,170	$75,148
Conventional	586,868	723,983
Total unpaid principal balance	$649,038	$799,131

As of December 31, 2014 and 2013, 77% of our outstanding mortgage loans had been purchased from our former member, Washington Mutual Bank, F.S.B. (which was acquired by JPMorgan Chase Bank, N.A., a nonmember).

We do not intend to resume purchasing mortgage loans under the MPP.

For information on our credit risk on mortgage loans and allowance methodology for credit losses, see Note 9.

Note 9—Allowance for Credit Losses

We have established a credit-loss allowance methodology for each of our asset portfolios:

•	Credit products, which include our advances, letters of credit, and other lending products;

•	Government-guaranteed or -insured mortgage loans held for portfolio;

•	Conventional mortgage loans held for portfolio;

•	Term securities purchased under agreements to resell; and

•	Term federal funds sold.

Credit Products

We manage our credit exposure to credit products through an integrated approach that generally includes establishing a credit limit for each borrower and ongoing review of each borrower's financial condition, coupled with conservative collateral and lending policies to limit risk of loss while balancing borrowers' needs for a reliable source of funding. In addition, we lend to our borrowers in accordance with federal statutes and FHFA regulations. Specifically, we comply with the FHLBank Act, which requires the FHLBanks to obtain sufficient collateral to fully secure credit products. The estimated value of the collateral required to secure each member's credit products is calculated by applying collateral discounts, or haircuts, to the market value of the collateral. We accept certain investment securities, residential mortgage loans, deposits, and other real estate-related assets as collateral. In addition, community financial institutions (CFIs) are eligible to utilize expanded statutory collateral provisions for small business, agriculture, and community development loans. Our borrowers' Seattle Bank capital stock is also pledged as collateral. Collateral arrangements may vary depending upon borrower credit quality, financial condition and performance, borrowing capacity, and overall credit exposure to the borrower. We can also require additional or substitute collateral to protect our security interest. We believe that these policies effectively manage our credit risk from credit products.

Based upon the financial condition of the borrower and other credit factors, we either allow a borrower to retain physical possession of the collateral assigned to the Seattle Bank or require the borrower to specifically assign or place physical possession of the collateral with us or our safekeeping agent. We perfect our security interest in all pledged collateral. The FHLB Act affords any security interest granted to an FHLBank by a borrower priority over the claims or rights of any other party except for claims or rights of a third party that would be entitled to priority under otherwise applicable law and are held by a bona fide purchaser for value or by a secured party holding a perfected security interest.

We consider the payment status, collateral types, and concentration levels, and our borrowers' financial condition to be primary indicators of credit quality for our credit products. As of December 31, 2014 and 2013, we had rights to collateral on a borrower-by-borrower basis with an estimated value in excess of our outstanding extensions of credit.

We continue to evaluate and make changes to our collateral guidelines, as necessary, based on current market conditions. As of December 31, 2014 and 2013, we had no credit products that were past due, on nonaccrual status, or considered impaired. In addition, there were no TDRs related to credit products during the years ended December 31, 2014 and 2013. Based upon the collateral held as security, our credit extension and collateral policies, our credit analysis, and the repayment history on credit products, we have not incurred any credit losses on credit products outstanding as of December 31, 2014 and 2013. Accordingly, we have not recorded any allowance for credit losses for this asset portfolio. In addition, as of December 31, 2014 and 2013, no liability was recorded to reflect an allowance for credit losses for credit exposures not recorded on the statements of condition. For additional information on credit exposure on unrecorded commitments, see Note 18.

Mortgage Loans Held for Portfolio

Government-Guaranteed

Historically, we invested in government-guaranteed fixed interest-rate mortgage loans secured by one-to-four family residential properties. Government-guaranteed mortgage loans are mortgage loans insured or guaranteed by the Federal Housing Administration (FHA). The Seattle Bank member from which we purchased the whole mortgage loans under the MPP maintains a guarantee from the FHA regarding the mortgage loans and is responsible for compliance with all FHA requirements for obtaining the benefit of the applicable guarantee with respect to a defaulted government-guaranteed mortgage loan. Any losses from such loans are expected to be recovered from this entity. Any losses from such loans that are not recovered from this entity are absorbed by the mortgage servicers. Therefore, we record no allowance for credit losses on government-guaranteed mortgage loans. Furthermore, due to the FHA's guarantee, these mortgage loans are also not placed on nonaccrual status.

Conventional

Historically, we invested in conventional fixed interest-rate mortgage loans secured by one-to-four family residential properties. The allowance for these conventional mortgage loans is determined by analysis that includes consideration of various data observations, such as past performance, current performance, loan portfolio characteristics, other collateral-related characteristics, industry data, and prevailing economic conditions. We determine our allowance for loan losses by: (1) collectively evaluating homogeneous pools of residential mortgage loans; and (2) individually evaluating mortgage loans that have been determined to be TDRs.

•
Collectively Evaluated Mortgage Loans. The credit risk analysis of conventional mortgage loans evaluated collectively for impairment considers loan pool specific attribute data, applies estimated loss severities, and incorporates the associated credit enhancements in order to determine our best estimate of probable incurred losses as of the reporting date. Credit enhancement cash flows that are projected and assessed as not probable of receipt are not considered in reducing the estimated losses. We also incorporate migration analysis, a methodology for determining the rate of default on pools of similar loans based on payment status categories, such as current, 30, 60, and 90 days past due. We then estimate how many mortgage loans in these categories may migrate to a realized loss position and apply a loss severity factor to estimate losses incurred as of the reporting date.

•
Individually Evaluated Mortgage Loans. Certain conventional mortgage loans that have been determined to be TDRs are specifically identified for purposes of calculating the allowance for credit losses. The mortgage loans are generally considered to be collateral dependent, which means that repayment is expected to be provided by the sale of the underlying property. We measure impairment of these mortgage loans by either estimating the present value of expected cash flows or estimating the fair value of the underlying collateral less costs to sell. Individually evaluated mortgage loans are removed from the collectively evaluated mortgage loan population.

As noted above, our allowance for credit losses factors in the credit enhancements associated with conventional mortgage loans held for portfolio. Specifically, the determination of the allowance generally factors in primary mortgage insurance (PMI) and LRA. PMI is insurance that lenders generally require from homebuyers obtaining mortgage loans in excess of 80% of the applicable home's value at the date of purchase. The LRA is a lender-specific account funded by the Seattle Bank in an amount approximately sufficient to cover expected losses on the pool of mortgages either up front as a portion of the purchase proceeds or through a portion of the net interest remitted monthly by the member. Typically after five years, excess funds over required balances are distributed to the member in accordance with a step-down schedule that is established upon execution of a master commitment contract. As established by the mortgage insurance providers, no LRA balance is required after 11 years based on the assumption that no loan losses are expected beyond 11 years due to principal paydowns and property value appreciation. The PMI and LRA credit enhancements apply after a homeowner's equity is exhausted.

In addition to PMI and LRA, we formerly maintained supplemental mortgage insurance (SMI) to cover losses on our conventional mortgage loans over and above the losses covered by the LRA in order to achieve the minimum level of portfolio credit protection required by regulation. Pursuant to FHFA regulation, SMI from an insurance provider rated "AA" or equivalent by a NRSRO must be obtained, unless this requirement is waived by the regulator. In April 2008, as a result of credit rating downgrades of our SMI provider, we cancelled our insurance policies. We remain in technical violation of the regulatory requirement to provide SMI on our MPP conventional mortgage loans.

The amount of allowance estimated to protect the Seattle Bank against credit losses is determined through the use of a model. Any incurred losses that would be recovered from the credit enhancements are not reserved as part of our allowance for loan losses. In such cases, a receivable is generally established to reflect the expected recovery from credit enhancements.

The following table presents a rollforward of the LRA for the years ended December 31, 2014 and 2013.

	For the Years Ended December 31,
	2014	2013
(in thousands)
Balance, beginning of year	$1,268	$2,631
Additions	362	545
Claims	(1,103)	(1,056)
Scheduled distributions	(148)	(117)
Other *	—	(735)
Balance, end of year	$379	$1,268

*	Includes funds not distributed to a member as amount may be used to resolve repurchase requests. These funds and the LRA are each recorded within other liabilities on the statements of condition.
Because we purchased most of our conventional mortgage loans prior to 2004, the LRA balances were almost fully distributed as of December 31, 2014. Once the LRA balance is exhausted, our mortgages will have no LRA coverage and our credit exposure will be reflected accordingly in our quarterly allowance for credit loss evaluations.

Allowance for Credit Losses on Mortgage Loans Held for Portfolio

The following table presents a rollforward of the allowance for credit losses on our conventional mortgage loans held for portfolio for the years ended December 31, 2014 and 2013, as well as the recorded investment in mortgage loans by impairment methodology as of December 31, 2014 and 2013.

	For the Years Ended December 31,
	2014	2013
(in thousands)
Balance, beginning of period	$934	$2,326
Charge-offs(1)	(114)	(243)
Provision (benefit) for credit losses	584	(1,149)
Balance, end of period	$1,404	$934
Ending balance, collectively evaluated for impairment	$1,404	$934
Recorded investments of mortgage loans, end of period (2):
Individually evaluated for impairment	$17,947	$12,571
Collectively evaluated for impairment	$570,742	$713,638

(1)
For the year ended December 31, 2013, includes $37,000 of charge-offs on TDRs, which reduced the carrying value of the individually evaluated impaired mortgage loans. No charge-offs on TDRs were recorded during the year ended December 31, 2014.

(2)
Includes the unpaid principal balance of the mortgage loans, adjusted for accrued interest, unamortized premiums or discounts, and direct write-downs. The recorded investment excludes any valuation allowance.

As a result of our December 31, 2014 analysis, we determined that the credit enhancement provided by our members in the form of the LRA and our previously recorded allowance for credit losses were not sufficient to absorb the expected credit losses on our mortgage loan portfolio. Accordingly, we recorded a provision for credit losses in fourth quarter 2014, resulting in a total provision for credit losses of $584,000 for the year ended December 31, 2014. We recorded a benefit for credit losses of $1.1 million for the year ended December 31, 2013 due to a more favorable estimate of future credit losses primarily related to improvements in housing prices.

Credit Quality Indicators

Key credit quality indicators for mortgage loans include the migration of past due loans, nonaccrual loans, loans in process of foreclosure, and impaired loans. The table below summarizes our key credit quality indicators for mortgage loans held for portfolio as of December 31, 2014 and 2013.

	As of December 31, 2014			As of December 31, 2013
Recorded Investment (1)	Conventional	Government-Guaranteed	Total	Conventional	Government-Guaranteed	Total
(in thousands, except percentages)
Mortgage loans:
Past due 30-59 days delinquent and not in foreclosure	$18,508	$7,818	$26,326	$20,156	$8,963	$29,119
Past due 60-89 days delinquent and not in foreclosure	5,687	2,831	8,518	8,378	3,427	11,805
Past due 90 days or more delinquent (2)	25,960	6,772	32,732	31,042	9,923	40,965
Total past due	50,155	17,421	67,576	59,576	22,313	81,889
Total current loans	538,534	45,363	583,897	666,633	53,601	720,234
Total mortgage loans	$588,689	$62,784	$651,473	$726,209	$75,914	$802,123
Accrued interest - mortgage loans	$2,599	$291	$2,890	$3,217	$352	$3,569
Other delinquency statistics:
In process of foreclosure included above (2) (3)	$18,762	none	$18,762	$24,026	none	$24,026
Serious delinquency rate (4)	4.4%	10.8%	5.0%	4.3%	13.1%	5.1%
Past due 90 days or more still accruing interest	$—	$6,772	$6,772	$—	$9,923	$9,923
Loans on non-accrual status (5)	$25,960		$25,960	$34,214		$34,214
REO(6)	$1,279		$1,279	$3,419		$3,419

(1)
Includes the unpaid principal balance of the mortgage loans, adjusted for accrued interest, unamortized premiums or discounts, and direct writedowns. The recorded investment excludes any valuation allowance.

(2)
Conventional mortgage loans includes loans classified as TDRs. As of December 31, 2014 and 2013, $6.7 million of the $17.9 million and $12.6 million recorded investment of TDRs was 90 days or more past due and in the process of foreclosure (non-performing).

(3)	Includes mortgage loans where the decision of foreclosure has been reported.

(4)	Mortgage loans that are 90 days or more past due or in the process of foreclosure, expressed as a percentage of the unpaid principal balance of the total mortgage loan portfolio class.

(5)	Generally represents mortgage loans with contractual principal or interest payments 90 days or more past due and not accruing interest.

(6)	Reflected at carrying value.

Individually Evaluated Mortgage Loans

The following table presents our average recorded investment balances and related interest income recognized on our individually evaluated mortgage loans for the years ended December 31, 2014, 2013, and 2012.

	For the Years Ended December 31,
	2014		2013		2012
	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized
(in thousands)
Conventional mortgage loans	$15,798	$481	$13,326	$222	$3,179	$—

Troubled Debt Restructurings

A TDR is considered to have occurred when a concession is granted to a borrower for economic or legal reasons related to the borrower's financial difficulties and that concession would not have been considered otherwise. We have granted a concession when we do not expect to collect all amounts due to us under the original contract as a result of the restructuring. Our TDR loans resulting from modification of terms primarily involve loans where an agreement permits the recapitalization of past due amounts up to the original loan amount. Under this type of modification, no other terms of the original loan are modified, including the borrower's original interest rate and contractual maturity. Loans that are discharged in Chapter 7 bankruptcy and have not been reaffirmed by the borrowers are also considered to be TDRs, except in cases where all contractual amounts due are still expected to be collected as a result of government guarantees.

We individually evaluate our TDRs for impairment when determining our allowance for credit losses. Credit losses in these cases are measured by factoring in expected cash shortfalls incurred as of the reporting date and the economic loss attributable to delaying the original contractual principal and interest due dates. We generally remove the credit loss amount from the general allowance for credit losses and record it as a reduction to the carrying value of the impaired mortgage loan. As of December 31, 2014 and 2013, the recorded investment balances of mortgage loans classified as TDRs were $17.9 million and $12.6 million. The financial amounts related to TDRs are not material to our financial condition, results of operations, or cash flows.

REO

We had $1.3 million and $3.4 million of REO recorded in other assets on our statements of condition as of December 31, 2014 and 2013.

Federal Funds Sold and Securities Purchased Under Agreements to Resell

These investments are generally short-term (primarily overnight), and the recorded balance approximates fair value. We invest in federal funds with counterparties we consider to be of investment quality, and these investments are only evaluated for purposes of an allowance for credit losses if the investment is not paid when due. All investments in federal funds as of December 31, 2014 and 2013 were unsecured and were repaid or expected to be repaid according to the contractual terms. Securities purchased under agreements to resell are considered collateralized financing arrangements and effectively represent short-term loans. The terms of these loans are structured such that if the market value of the underlying securities decreases below the market value required as collateral, the counterparty must place an equivalent amount of additional securities as collateral or remit an equivalent amount of cash. If an agreement to resell is deemed to be impaired, the difference between the fair value of the collateral and the amortized cost of the agreement is charged to earnings. Based upon the collateral held as security, we determined that no allowance for credit losses was required for the securities purchased under agreements to resell as of December 31, 2014 and 2013.

Note 10—Derivatives and Hedging Activities

Nature of Business Activity

We are exposed to interest-rate risk primarily from the effect of interest-rate changes on our interest-earning assets and the funding sources that finance these assets. Consistent with FHFA regulation, we enter into interest-rate exchange agreements (derivatives) to manage the interest-rate exposures inherent in otherwise unhedged asset and funding positions, to achieve our risk-management objectives, and to reduce our cost of funds. To mitigate the risk of loss, we monitor the risk to our interest income, net interest margin, and average maturity of interest-earning assets and interest-bearing liabilities. FHFA regulations and our risk management policy prohibit the speculative use of derivatives and limit credit risk arising from these instruments. The use of derivatives is an integral part of our financial and risk management strategy.

We generally use derivatives to:

•
Reduce funding costs by combining a derivative with a consolidated obligation, as the cost of a combined funding structure (structured funding) can be lower than the cost of a comparable consolidated obligation;

•	Reduce the interest-rate sensitivity and repricing gaps of assets and liabilities;

•
Preserve the interest-rate spread between the yield of an asset (e.g., an advance) and the cost of the related liability (e.g., the consolidated obligation bond used to fund the advance). Without the use of derivatives, this interest-rate spread could be reduced or eliminated when a change in the interest rate on the advance does not match a change in the interest rate on the consolidated obligation bond;

•	Mitigate the adverse earnings effects of the shortening or extension of expected lives of certain assets (e.g., mortgage-related assets) and liabilities;

•	Protect the value of existing asset or liability positions;

•	Manage embedded options in assets and liabilities; and

•	Enhance our overall asset/liability management.

Types of Derivatives

Our risk management policy establishes guidelines for the use of derivatives, including the amount of exposure to interest-rate changes we are willing to accept on our statements of condition. The goal of our interest-rate risk management strategy is not to eliminate interest-rate risk, but to manage it within specified limits. We use derivatives when they are considered the most cost-effective alternative to achieve our financial- and risk-management objectives. We generally use interest-rate swaps, options, swaptions, and interest-rate caps and floors in our interest-rate risk management.

Interest-Rate Swaps

An agreement between two entities to exchange cash flows in the future. The agreement sets the dates on which the cash flows will be paid and the manner in which the cash flows will be calculated. For example, one of the simplest forms of an interest-rate swap involves the promise by one party to pay cash flows equivalent to the interest on a notional amount at a predetermined fixed rate for a given period of time. In return for this promise, this party receives cash flows equivalent to the interest on the same notional amount at a variable-rate index (e.g., LIBOR) for the same period of time.

Options

An agreement between two entities that establishes the rights but not the obligation, to engage in a future transaction on some underlying security or other financial asset at an agreed-upon price during a certain period of time or on a specific date. Premiums paid to acquire options in fair value hedging relationships are considered the fair value of the derivative at inception of the hedge and are reported in derivative assets or derivative liabilities.

Swaptions

An option on a swap that gives the buyer the right to enter into a specified interest-rate swap at a certain time in the future. When used as a hedge, a swaption can protect an entity that is planning to lend or borrow funds in the future against future interest rate changes. We enter into payer swaptions and receiver swaptions. A payer swaption is the option to make fixed interest payments at a later date and a receiver swaption is the option to receive fixed interest payments at a later date.

Interest-Rate Cap and Floor Agreements

An interest-rate agreement with a threshold above or below which a cash flow is generated if the price or rate of an underlying variable rises above or falls below a certain price.

Interest-rate swaps are generally used to manage interest-rate exposures while swaptions, options, caps, and floors are generally used to manage interest-rate and volatility exposures.

Derivative transactions may be either executed with a counterparty (bilateral derivatives) or, for cleared derivatives, with an executing broker and cleared through clearing member that is a member of a derivatives clearing organization (clearinghouse). Once a derivative transaction has been accepted for clearing by a clearinghouse, the derivative transaction is novated and the executing counterparty is replaced with the clearinghouse.

Application of Derivatives

We use derivatives in the following ways: (1) by designating them as a fair value hedge of an associated financial instrument or firm commitment or (2) in asset/liability management as an economic or offsetting hedge. Economic hedges are primarily used to manage mismatches between the coupon features of our assets and liabilities. For example, we may use derivatives to adjust the interest-rate sensitivity of consolidated obligations to approximate more closely the interest-rate sensitivity of our assets or to adjust the interest-rate sensitivity of advances, investments, or mortgages to approximate more closely the interest-rate sensitivity of our liabilities. We review our hedging strategies periodically and change our hedging techniques or adopt new hedging strategies as appropriate.

We document at inception all relationships between derivatives designated as hedging instruments and hedged items, and include our risk management objectives and strategies for undertaking the various hedging transactions, and our method of assessing effectiveness. This process includes linking all derivatives that are designated as fair value hedges to: (1) assets or liabilities on the statements of condition or (2) firm commitments. We also formally assess (both at the hedge relationship's inception and at least quarterly thereafter) whether the derivatives in fair value hedging relationships have been effective in offsetting changes in the fair value of hedged items attributable to the hedged risk and whether those derivatives may be expected to remain effective in future periods. We generally use regression analysis to assess the effectiveness of our hedge relationships.

Types of Hedged Items

We are exposed to interest-rate risk on virtually all of our assets and liabilities, and our hedged items may include advances, mortgage loans, investments, and consolidated obligations.

Advances

We offer a wide variety of advance structures to meet members' funding needs. These advances may have maturities up to 30 years with variable or fixed interest rates and may include early termination features or options. The repricing characteristics and optionality embedded in certain advances can create interest-rate risk. We may use derivatives to adjust the repricing and option characteristics of certain advances to more closely match the characteristics of our funding. In general, fixed interest-rate advances or variable interest-rate advances with embedded options are simultaneously hedged with a derivative with terms offsetting the advance's terms and options. For example, we may hedge a fixed interest-rate advance with an interest-rate swap where we pay a fixed rate of interest and receive a variable rate of interest, effectively converting the advance from a fixed to a variable rate of interest. This type of hedge is treated as a fair value hedge.

When issuing a convertible advance, we purchase an option from a member that allows us to convert the advance from a variable interest rate to a fixed interest rate or to terminate on a specified date(s). The initial interest rate on a convertible advance is lower than a comparable maturity fixed interest-rate advance that does not have the conversion feature. When we make a putable advance, we effectively purchase a put option from the member, allowing us to terminate the advance at our discretion. We generally hedge a convertible or a putable advance by entering into a cancellable interest-rate exchange agreement with a variable interest rate based on a market index, typically LIBOR. The swap counterparty can cancel the interest-rate exchange agreement on the put dates, which would normally occur in a rising interest-rate environment, at which time we would generally terminate the advance. This type of hedge is accounted for as a fair value hedge.

We also offer our members capped advances, which are variable interest-rate advances with a maximum interest rate, and floored advances, which are variable interest-rate advances with a minimum interest rate. When we make a capped or floored advance, we typically purchase or sell an offsetting interest-rate cap or floor from a counterparty. This type of hedge is accounted for as a fair value hedge.

We may hedge a firm commitment for a forward starting advance through the use of an interest-rate swap. In this case, the interest-rate swap functions as the hedging instrument for both the firm commitment and the subsequent advance. The fair-value change associated with the firm commitment is rolled into the basis of the advance at the time the commitment is terminated and the advance is issued. The basis adjustment is then amortized into interest income over the life of the advance.

Mortgage Loans

The prepayment options embedded in fixed interest-rate mortgage loans can result in extensions or contractions in the expected repayment of these assets, depending on changes in estimated prepayment speeds. In addition, to the extent that we purchased mortgage loans at premiums or discounts, net income is affected by extensions or contractions in the expected maturities of these assets. We seek to manage the interest-rate and prepayment risk associated with mortgage loans primarily through debt issuance. We use both callable and noncallable debt to attempt to achieve cash flow patterns and liability durations similar to those expected on the mortgage loans. We may also purchase interest-rate exchange agreements, such as swaptions, to manage the prepayment risk embedded in the mortgage loans. Although these derivatives are valid economic hedges against the prepayment risk of the mortgage loans, they are not specifically linked to individual mortgage loans, and we account for these instruments as freestanding derivatives.

Investments

We invest in certificates of deposit, U.S. Treasury bills and bonds, U.S. agency and GSE obligations, the taxable portion of state or local housing finance agency obligations, and U.S. agency and GSE MBS. These investments are classified as either AFS or HTM securities. The interest-rate and prepayment risks associated with these investments are managed through a combination of callable and non-callable debt issuances and derivatives. Certain AFS securities have been designated in fair value hedges. Any other derivatives that are associated with other AFS or all HTM securities are considered economic hedges and are accounted for as freestanding derivatives.

Consolidated Obligations

We manage the risk arising from changing market prices of a consolidated obligation by matching the cash outflows on the consolidated obligation with the cash inflows on an interest-rate exchange agreement. In a typical transaction, the Office of Finance issues a fixed interest-rate consolidated obligation on behalf of the Seattle Bank, and we generally concurrently enter into a matching interest-rate swap in which the counterparty pays fixed cash flows, designed to match in timing and amount the cash outflows we pay on the consolidated obligation. The net result of this transaction is that we pay a variable interest rate that closely matches the interest rates we receive on short-term or variable interest-rate advances. These transactions are accounted for as fair value hedges.

This strategy of issuing bonds while simultaneously entering into derivatives enables us to offer a wider range of advances to our members and raise funds at lower costs than would otherwise be available through the issuance of simple fixed or variable interest-rate consolidated obligations. The favorable pricing of such debt depends upon the yield relationship between the bond and derivative markets. As conditions in these markets change, we may alter the types or terms of the bonds that we have issued on our behalf.

Offsetting

We may enter into interest-rate exchange agreements to offset the economic effect of other derivatives that are no longer designated in a hedge transaction of one or more advances, investments, or consolidated obligations. In these transactions, critical terms of the offsetting derivative, including maturity dates, call dates, notional amounts, and fixed interest rates, match the de-designated portion of the interest-rate exchange agreement. Offsetting derivatives are effectively a termination of the de-designated portion of the original derivative and the changes in fair value of both derivatives are recognized in other income as “net gain on derivatives and hedging activities.” The net result of the accounting for these derivatives has not significantly affected our operating results.

Financial Statement Effect and Additional Financial Information

The contractual notional amount of derivatives reflects our involvement in the various classes of financial instruments and serves as a factor in determining periodic interest payments or cash flows received and paid. The notional amount of derivatives represents neither the actual amounts exchanged nor our overall exposure to credit and market risk. The overall amount that could potentially be subject to credit or market loss is much smaller. The risks of derivatives are more appropriately measured on a hedging relationship or portfolio basis, taking into account the counterparties, the types of derivatives, the item(s) being hedged, and any offsets between the derivatives and the items being hedged.

The following tables summarize the notional amounts and the fair values of our derivatives, including the effect of qualifying netting arrangements and cash collateral as of December 31, 2014 and 2013. For purposes of this disclosure, the derivative values include both the fair value of derivatives and related accrued interest.

	As of December 31, 2014
	Notional Amount	Derivative Assets	Derivative Liabilities
(in thousands)
Derivatives designated as hedging instruments:
Interest-rate swaps	$18,819,251	$104,760	$268,782
Interest-rate caps or floors	10,000	—	—
Total derivatives designated as hedging instruments	18,829,251	104,760	268,782
Derivatives not designated as hedging instruments:
Interest-rate swaps	2,472,513	18,703	18,143
Interest-rate swaptions	375,000	305	—
Total derivatives not designated as hedging instruments	2,847,513	19,008	18,143
Total derivatives before netting and collateral adjustments:	$21,676,764	123,768	286,925
Netting and collateral adjustments *		(77,514)	(210,213)
Derivative assets and derivative liabilities		$46,254	$76,712

	As of December 31, 2013
	Notional Amount	Derivative Assets	Derivative Liabilities
(in thousands)
Derivatives designated as hedging instruments:
Interest-rate swaps	$20,808,725	$240,887	$288,271
Interest-rate caps or floors	10,000	1	—
Total derivatives designated as hedging instruments	20,818,725	240,888	288,271
Derivatives not designated as hedging instruments:
Interest-rate swaps	1,979,583	4,235	3,291
Interest-rate swaptions	400,000	3,424	25
Total derivatives not designated as hedging instruments	2,379,583	7,659	3,316
Total derivatives before netting and collateral adjustments:	$23,198,308	248,547	291,587
Netting and collateral adjustments *		(194,053)	(240,004)
Derivative assets and derivative liabilities		$54,494	$51,583

*
Amounts represent the effect of legally enforceable netting arrangements that allow the Seattle Bank to settle positive and negative positions and also cash collateral and related accrued interest held or posted with the same clearing member or counterparty. As of December 31, 2014, the Seattle Bank posted $132.7 million of cash collateral. As of December 31, 2013, we held $21.9 million and posted $67.8 million of cash collateral.

The following table presents the components of net gain on derivatives and hedging activities as presented in the statements of income for the years ended December 31, 2014 , 2013, and 2012.

	For the Years Ended December 31,
	2014	2013	2012
(in thousands)
Derivatives and hedged items designated in fair value hedging relationships:
Net gain related to fair value hedge ineffectiveness - Interest-rate swaps	$2,907	$887	$36,865
Derivatives not designated as hedging instruments:
Economic hedges:
Interest-rate swaps	2,262	765	(392)
Interest rate swaptions	(2,765)	2,429	—
Net interest settlements	1,819	677	366
Offsetting transactions:
Interest-rate swaps	(12)	16	—
Total net gain (loss) related to derivatives not designated as hedging instruments	1,304	3,887	(26)
Net gain on derivatives and hedging activities	$4,211	$4,774	$36,839

The following tables present, by type of hedged item, the gain (loss) on derivatives and the related hedged items in fair value hedging relationships, and the impact of those derivatives on our net interest income for the years ended December 31, 2014, 2013, and 2012.

	For the Year Ended December 31, 2014
	(Loss) Gain on Derivatives	Gain (Loss) on Hedged Items	Net Hedge Ineffectiveness (1)	Effect of Derivatives on Net Interest Income (2)
(in thousands)
Advances	$6,534	$(9,373)	$(2,839)	$(86,744)
AFS securities	(160,629)	153,835	(6,794)	(58,749)
Consolidated obligation bonds	45,358	(32,839)	12,519	118,715
Consolidated obligation discount notes	(71)	92	21	81
Total	$(108,808)	$111,715	$2,907	$(26,697)

	For the Year Ended December 31, 2013
	Gain (Loss) on Derivatives	Gain (Loss) on Hedged Items	Net Hedge Ineffectiveness (1)	Effect of Derivatives on Net Interest Income (2)
(in thousands)
Advances	$144,718	$(140,601)	$4,117	$(85,839)
AFS securities	160,690	(144,684)	16,006	(40,449)
Consolidated obligation bonds	(225,979)	206,779	(19,200)	144,534
Consolidated obligation discount notes	78	(114)	(36)	95
Total	$79,507	$(78,620)	$887	$18,341

	For the Year Ended December 31, 2012
	Gain (Loss) on Derivatives	(Loss) Gain on Hedged Items	Net Hedge Ineffectiveness (1)	Effect of Derivatives on Net Interest Income (2)
(in thousands)
Advances	$9,467	$(13,229)	$(3,762)	$(108,609)
AFS securities (3)	39,538	(8,524)	31,014	(46,100)
Consolidated obligation bonds	(14,345)	23,872	9,527	142,809
Consolidated obligation discount notes	55	31	86	(52)
Total	$34,715	$2,150	$36,865	$(11,952)

(1)	These amounts are reported in other income.

(2)
The periodic net interest settlements on derivatives in fair value hedge relationships is presented in the interest income/expense line item of the respective hedged item. Amounts exclude amortization of hedging adjustments.

(3)
Several of the AFS securities held during the year ended December 31, 2012, which were designated in benchmark fair value hedge relationships, were purchased at significant premiums (e.g., Temporary Liquidity Guarantee Program (TLGP) investments). These TLGP AFS securities were hedged with swaps containing corresponding up-front fees. The fair value of the swaps was recognized through adjustments to fair value each period in "net gain on derivatives and hedging activities" on the statements of income and reflected in the operating and financing activities sections of our statements of cash flow. Amortization of the corresponding premiums on the hedged TLGP AFS securities was recorded in AFS investment interest income. All of our remaining TLGP AFS securities matured during 2012. For the year ended December 31, 2012, we recorded a gain of $22.1 million in net gain on derivatives and hedging activities, which was partially offset by premium amortization of $21.6 million recorded in AFS investment interest income.

Managing Credit Risk on Derivatives

The Seattle Bank is subject to credit risk due to the risk of nonperformance by counterparties to our derivative agreements, and we manage this credit risk through credit analysis, collateral requirements, and adherence to the requirements set forth in our credit policies and in U.S. Commodity Futures Trading Commission and FHFA regulations. For bilateral derivatives, the degree of credit risk depends on the extent to which netting arrangements are included in our contracts to mitigate the risk. We require collateral agreements with collateral delivery thresholds to be in place for all bilateral counterparties. These agreements include provisions for netting exposures across all transactions with that counterparty. The agreements also require a counterparty to deliver collateral to the Seattle Bank if the total exposure to that counterparty exceeds a specific threshold limit as denoted in the agreement.

For cleared derivatives, the clearinghouse is our counterparty. The clearinghouse notifies the clearing member of the required initial and variation margin and the clearing member, in turn, notifies us of such amounts. The requirement that we post initial and variation margin to the clearinghouse through the clearing member exposes us to institutional credit risk in the event that the clearing member or the clearinghouse fails to meet its obligations. The use of cleared derivatives mitigates individual counterparty credit risk exposure because a central counterparty is substituted for individual counterparties and collateral is posted daily through a clearing member, for changes in the value of cleared derivatives. We have analyzed the enforceability of offsetting rights incorporated in our cleared derivative transactions and determined that those offsetting rights by a non-defaulting party under these transactions should be upheld under applicable law upon an event of default, including a bankruptcy, insolvency, or similar proceeding involving the clearinghouse or clearing member, or both. Based on this analysis, we present a net derivative receivable or payable for all transactions through a particular clearing member with a particular clearinghouse. Based on our credit analyses and collateral requirements, we do not anticipate any credit losses on our derivative agreements.

Certain of our bilateral interest-rate exchange agreements include provisions that require us to post additional collateral with our counterparties if there is deterioration in our credit rating. If our credit rating were lowered by a major credit rating agency, we might be required to deliver additional collateral on certain bilateral interest-rate exchange agreements in net liability positions. The aggregate fair value of all bilateral derivative instruments with credit-risk related contingent features that were in a liability position as of December 31, 2014 was $127.5 million, for which we posted cash collateral of $51.0 million in the normal course of business. If the Seattle Bank's individual credit rating had been lowered by one rating level (i.e., from "AA" to "A"), we would have been required to deliver up to an additional $45.3 million of collateral at fair value to our bilateral derivative counterparties as of December 31, 2014.

For cleared derivatives, the clearinghouse determines initial margin requirements and, generally, credit ratings are not factored into the initial margin. However, clearing members may require additional initial margin to be posted based on credit events, including, but not limited to, credit rating downgrades. We were not required to post additional initial margin by our clearing members as of December 31, 2014.

Offsetting of Derivative Assets and Derivative Liabilities

We present derivative instruments, related cash collateral (including initial and variation margin received or pledged), and associated accrued interest, on a net basis by clearing member and by counterparty when it has met the netting requirements. The following table presents, as of December 31, 2014 and 2013, the fair value of gross and net derivative assets and liabilities meeting netting requirements, including the related collateral received from or pledged to counterparties. As of December 31, 2014 and 2013, we had no derivative instruments not meeting netting requirements.

	As of December 31, 2014		As of December 31, 2013
	Derivative Assets	Derivative Liabilities	Derivative Assets	Derivative Liabilities
(in thousands)
Derivative instruments meeting netting requirements:
Gross recognized amount
Bilateral derivatives	$118,602	$227,781	$218,613	$285,603
Cleared derivatives	5,166	59,144	29,934	5,984
Total gross recognized amount	123,768	286,925	248,547	291,587
Gross amounts of netting adjustments and cash collateral:
Bilateral derivatives	(100,074)	(151,069)	(189,877)	(234,020)
Cleared derivatives	22,560	(59,144)	(4,176)	(5,984)
Total gross amounts of netting adjustments and cash collateral	(77,514)	(210,213)	(194,053)	(240,004)
Net amounts after offsetting adjustments:
Bilateral derivatives	18,528	76,712	28,736	51,583
Cleared derivatives	27,726	—	25,758	—
Total net amounts after offsetting adjustments	46,254	76,712	54,494	51,583
Non-cash collateral received or pledged not offset:
Cannot be sold or repledged: *
Bilateral derivatives	8,699	—	16,632	—
Total collateral that cannot be sold or repledged	8,699	—	16,632	—
Net unsecured amount:
Bilateral derivatives	9,829	76,712	12,104	51,583
Cleared derivatives	27,726	—	25,758	—
Total net unsecured amount	$37,555	$76,712	$37,862	$51,583
* Non-cash collateral consists of U.S. Treasury and GSE securities at fair value.

Note 11—Deposits

We offer demand and overnight deposit programs to our members and to other eligible depositors. In addition, we offer short-term interest-bearing deposit programs to members.

Deposits classified as demand and overnight pay interest based on a daily interest rate. Term deposits pay interest based on a fixed interest rate determined at the issuance of the deposit. The weighted-average interest rates paid on deposits for the years ended December 31, 2014, 2013, and 2012 were 0.03%, 0.03%, and 0.04%.

The following table details our deposits as of December 31, 2014 and 2013.

	As of December 31, 2014	As of December 31, 2013
(in thousands)
Interest bearing:
Demand and overnight	$280,393	$279,512
Term	130,380	130,600
Total interest bearing	$410,773	$410,112

The aggregate amount of term deposits with a denomination of $250,000 or more was $130.0 million and $130.1 million as of December 31, 2014 and 2013.

Note 12—Consolidated Obligations

Consolidated obligations, consisting of consolidated obligation bonds and consolidated obligation discount notes, are issued through the Office of Finance as the FHLBanks' agent, and are backed only by the financial resources of the FHLBanks. In connection with each debt issuance, each FHLBank specifies the amount of debt it wants issued on its behalf. The Office of Finance tracks the amount of debt issued on behalf of each FHLBank and each FHLBank records as a liability its specific portion of consolidated obligations for which it is the primary obligor.

The FHFA and the U.S. Secretary of the Treasury oversee the issuance of FHLBank debt through the Office of Finance. Consolidated obligation bonds are issued primarily to raise intermediate and long-term funds for the FHLBanks and are not subject to any statutory or regulatory limits on their maturity. Consolidated obligation discount notes are issued primarily to raise short-term funds (i.e., maturities of one year or less). These notes generally sell at less than their face amount and are redeemed at par value when they mature.

Although each FHLBank is primarily liable for its portion of consolidated obligations, each FHLBank is also jointly and severally liable with the other 11 FHLBanks for the payment of principal and interest on all FHLBank System consolidated obligations. The FHFA, at its discretion, may require any FHLBank to make principal or interest payments due on any consolidated obligation whether or not the consolidated obligation represents a primary liability of that FHLBank. Although an FHLBank has never paid the principal or interest payments due on a consolidated obligation on behalf of another FHLBank, if that event should occur, FHFA regulations provide that the paying FHLBank is entitled to reimbursement from the non-complying FHLBank for any payments made on its behalf and other associated costs, including interest to be determined by the FHFA. If, however, the FHFA determines that the non-complying FHLBank is unable to satisfy its repayment obligations, then the FHFA may allocate the outstanding liabilities of the non-complying FHLBank among the remaining FHLBanks on a pro-rata basis in proportion to each FHLBank's participation in all consolidated obligations outstanding. The FHFA reserves the right to allocate the outstanding liabilities for the consolidated obligations among the FHLBanks in any other manner it may determine to ensure that the FHLBanks operate in a safe and sound manner.

The par amounts of the 12 FHLBanks' outstanding consolidated obligations, including consolidated obligations held by other FHLBanks, were $847.2 billion and $766.8 billion as of December 31, 2014 and 2013. Regulations require each FHLBank to maintain unpledged qualifying assets equal to its participation in the consolidated obligations outstanding. Qualifying assets are defined as cash; secured advances; obligations of or fully guaranteed by the U.S.; obligations, participations or other instruments of or issued by Fannie Mae or Ginnie Mae; mortgage loans, obligations, or other securities that are or ever have been sold by Freddie Mac under the FHLBank Act; and such securities as fiduciary and trust funds may invest in under the laws of the state in which an FHLBank is located. Any assets subject to a lien or pledge for the benefit of holders of any issue of consolidated obligations are treated as if they were free from lien or pledge for purposes of compliance with these regulations. We were in compliance with this regulation at all times during the years ended December 31, 2014 and 2013.

At times, rather than participating in the daily auction process or negotiating directly with an underwriter and then notifying the Office of Finance of the specific debt issuance required, an FHLBank may negotiate with another FHLBank to transfer an existing consolidated obligation. This may occur when the terms or yield of the transferred debt are more favorable than what could be obtained through newly issued consolidated obligations. For example, this may occur when the type of consolidated obligation bond available from another FHLBank is issued in the global debt program, where the bonds typically trade in a more liquid market than exists for other FHLBank programs, or when the term to maturity on a consolidated obligation bond available from another FHLBank matches more closely the term of the asset to be funded than those of the consolidated obligation bonds that are newly issued.

Because each FHLBank seeks to manage its market risk within its risk management framework, the opportunity to acquire debt from other FHLBanks on favorable terms is generally limited. If an FHLBank is primarily liable for a type of consolidated obligation bond with terms that do not meet its risk management objectives, it may inquire whether any other FHLBank requires the particular type of consolidated obligation. For example, if an FHLBank has ten-year non-callable consolidated obligation bonds in excess of the advances or mortgage loans that it funded with the proceeds because a portion of the related advances or mortgage loans was repaid, it may inquire whether any other FHLBank requires this type of consolidated obligation bond. If the current yield on the bond is attractive, the second FHLBank may enter into a transfer transaction with the first FHLBank rather than having the Office of Finance issue additional ten-year non-callable debt on its behalf. Our ability to acquire transferred debt depends entirely upon circumstances at other FHLBanks and, therefore, we cannot predict when this funding alternative will be available to us.

In circumstances where we transfer debt to or from another FHLBank, we negotiate a transfer price directly with the transferring FHLBank. At settlement, we record the debt at fair value, assume the payment obligations on the transferred debt, and notify the Office of Finance of a change in primary obligor for the transferred debt.

Consolidated Obligation Discount Notes

The following table summarizes our outstanding consolidated obligation discount notes as of December 31, 2014 and 2013.

	Book Value	Par Value	Weighted-Average Interest Rate *
(in thousands, except interest rates)
As of December 31, 2014	$14,940,178	$14,941,527	0.07
As of December 31, 2013	$14,989,009	$14,990,400	0.08

*	Represents yield to maturity excluding concession fees.

Consolidated Obligation Bonds

Redemption Terms

The following table summarizes par value and weighted-average interest rates of our outstanding consolidated obligation bonds by remaining contractual term-to-maturity as of December 31, 2014 and 2013.

	As of December 31, 2014		As of December 31, 2013
	Amount	Weighted-Average Interest Rate	Amount	Weighted-Average Interest Rate
(in thousands, except interest rates)
Due in one year or less	$6,209,660	0.37	$6,001,500	1.05
Due after one year through two years	2,813,500	1.04	1,584,660	0.92
Due after two years through three years	2,558,000	1.34	2,318,500	1.03
Due after three years through four years	1,524,650	1.90	1,565,000	1.59
Due after four years through five years	1,958,245	2.83	2,036,650	1.72
Thereafter	1,681,565	3.11	3,819,810	2.90
Total par value	16,745,620	1.33	17,326,120	1.57
Premiums	5,273		3,846
Discounts	(8,222)		(8,940)
Hedging adjustments	107,787		92,841
Fair value option valuation adjustments	(29)		20
Total	$16,850,429		$17,413,887

The amounts in the above table include certain consolidated obligation bond transfers from other FHLBanks. We become the primary obligor on consolidated obligation bonds we accept as transfers from other FHLBanks. As of December 31, 2014, we had a consolidated obligation bond outstanding that was transferred from the FHLBank of Chicago with a par value of $10.0 million and no remaining unamortized premium or discount balance. As of December 31, 2013, we had consolidated obligation bonds outstanding that were transferred from the FHLBank of Chicago with a par value of $132.0 million and an unamortized net premium balance of $242,000. We transferred no consolidated obligation bonds to other FHLBanks during 2014 or 2013.

Consolidated obligation bonds outstanding are issued with either fixed interest-rate coupon payment terms or variable interest-rate coupon payment terms that use a variety of indices for interest-rate resets, including LIBOR. To meet the expected specific needs of certain investors in consolidated obligation bonds, both fixed interest-rate consolidated obligation bonds and variable interest-rate consolidated obligation bonds may contain features that result in complex coupon payment terms and call or put options. When these consolidated obligation bonds are issued, we typically enter into interest-rate exchange agreements containing features that effectively offset the terms and embedded options, if any, of the consolidated obligation bond.

The par value of our consolidated obligation bonds outstanding by call feature consisted of the following as of December 31, 2014 and 2013

	As of December 31, 2014	As of December 31, 2013
(in thousands)
Non-callable	$8,764,770	$11,278,270
Callable	7,980,850	6,047,850
Total par value	$16,745,620	$17,326,120

The following table summarizes the par value of our outstanding consolidated obligation bonds by the earlier of remaining contractual maturity or next call date as of December 31, 2014 and 2013.

	As of December 31, 2014	As of December 31, 2013
(in thousands)
Due in one year or less	$12,190,510	$11,919,350
Due after one year through two years	2,208,500	1,609,660
Due after two years through three years	453,000	1,653,500
Due after three years through four years	316,000	250,000
Due after four years through five years	708,245	316,000
Thereafter	869,365	1,577,610
Total par value	$16,745,620	$17,326,120

These consolidated obligation bonds, beyond having fixed interest-rate or simple variable interest-rate payment terms, may also have broad terms regarding either principal repayment or coupon payment (e.g., callable bonds that we may redeem, in whole or in part, at our discretion, on predetermined call dates, according to terms of the bond offerings).

Certain consolidated obligation bonds on which we are the primary obligor may also have the following interest-rate payment type:

•
Step-up consolidated obligation bonds pay interest at increasing fixed interest rates for specified intervals over the life of the bond. These bonds generally contain provisions enabling us to call the bonds at our option on the step-up dates.

•
Range consolidated obligation bonds pay interest based on the number of days a specified index is within or outside of a specified range. The computation of the variable interest rate differs for each consolidated obligation bond issue, but the consolidated obligation bonds generally pay zero interest or a minimal interest rate if the specified index is outside the specified range.

The following table summarizes the par value of our outstanding consolidated obligation bonds by interest-rate payment type as of December 31, 2014 and 2013.

	As of December 31, 2014	As of December 31, 2013
(in thousands)
Fixed	$14,988,420	$14,456,920
Step-up	1,382,200	1,714,200
Variable	175,000	925,000
Capped variable	200,000	200,000
Range	—	30,000
Total par value	$16,745,620	$17,326,120

We have elected, on an instrument-by-instrument basis, the fair value option of accounting for certain of our consolidated obligation bonds and discount notes with original maturities of one year or less for operational ease or to assist in mitigating potential statement of income volatility that can arise from economic hedges in which the carrying value of the hedged item is not adjusted for changes in fair value. For the latter, prior to entering into a short-term consolidated obligation trade, we perform a preliminary evaluation of the effectiveness of the bond or discount note and the associated interest-rate swap. If the analysis indicates that the potential hedging relationship will exhibit excessive ineffectiveness, we elect the fair value option on the consolidated obligation bond or discount note. As of December 31, 2014 and 2013, we had $1.5 billion and $500.0 million par value of outstanding consolidated obligation bonds on which we elected the fair value option. As of December 31, 2014 and 2013, we had $500.0 million and $1.0 billion par value of outstanding consolidated obligation discount notes on which we elected the fair value option.

Concessions on Consolidated Obligations

Unamortized concessions included in "other assets" on our statements of condition totaled $2.3 million and $3.0 million as of December 31, 2014 and 2013. The amortization of such concessions is included in consolidated obligation interest expense and totaled $2.1 million, $2.2 million, and $1.8 million for the years ended December 31, 2014, 2013, and 2012.

Note 13—AHP

The FHLBank Act requires each FHLBank to establish an AHP. Each FHLBank provides subsidies in the form of direct grants and below-market interest-rate advances to members who use the funds to assist in the purchase, construction, or rehabilitation of housing for very low-, low-, and moderate-income households. Annually, the FHLBanks must set aside for the AHP the greater of $100 million or 10% of net earnings subject to assessment. For purposes of the AHP calculation, net earnings is defined as income before assessments, plus interest expense related to MRCS, as discussed below. We accrue this expense based on our net earnings and reduce our AHP liability as members use subsidies.

If an FHLBank experiences a net loss during a quarter, but still has net earnings for the year, its obligation to the AHP is calculated based on its year-to-date net earnings. If the FHLBank has net earnings in subsequent quarters, it is required to contribute additional amounts to meet its calculated annual obligation. If an FHLBank experiences a net loss for a full year, it has no obligation to the AHP for the year because each FHLBank's required annual AHP contribution is limited to its annual net earnings. If the aggregate 10% calculation described above is less than $100 million for all 12 FHLBanks, each FHLBank would be required to assure that the FHLBanks' aggregate contributions equal $100 million. The proration would be made on the basis of an FHLBank's income in relation to the income of all FHLBanks for the previous year. Aggregate contributions exceeded $100 million in 2014, 2013, and 2012.

If an FHLBank finds that its required contributions are contributing to its financial instability, it may apply to the FHFA for a temporary suspension of its contributions. No FHLBank made such application in 2014, 2013, or 2012.

The following table summarizes our AHP liability and activity for the years ended December 31, 2014, 2013, and 2012.

	For the Years Ended December 31,
	2014	2013	2012
(in thousands)
Balance, January 1	$20,338	$18,330	$13,142
Subsidy usage, net	(4,736)	(4,919)	(2,678)
AHP funding	6,877	6,927	7,866
Balance, December 31	$22,479	$20,338	$18,330

We had no outstanding AHP-related advances as of December 31, 2014 and 2013.

Note 14—Capital

Seattle Bank Stock

The Seattle Bank has two classes of capital stock, Class A and Class B, as summarized below.

	Class A Capital Stock	Class B Capital Stock
(in thousands, except per share)
Par value per share (1)	$100	$100
Satisfies membership purchase requirement (pursuant to capital plan)	No	Yes
Currently satisfies activity purchase requirement (pursuant to capital plan)	Yes (2)	Yes
Statutory redemption period (3)	6 months	5 years
Total outstanding balance (including MRCS):
December 31, 2014	$82,421	$2,230,135
December 31, 2013	$112,062	$2,558,605

(1)	Par value also represents the per share issue, redemption, repurchase, and transfer price between members.

(2)	Effective June 1, 2009, the Board suspended the issuance of Class A capital stock.

(3)
Generally redeemable six months (Class A capital stock) or five years (Class B capital stock) after: (1) written notice from the member; (2) consolidation or merger of a member with a non-member; or (3) withdrawal or termination of membership.

Members are required to hold capital stock equal to the greater of: (1) $500 or 0.5% of the member's home mortgage loans and mortgage loan pass-through securities (membership stock purchase requirement), subject to a membership stock purchase requirement cap of $15.0 million; or (2) the sum of the requirement for advances currently outstanding to that member and the requirement for the remaining principal balance of mortgages sold to us under the MPP (activity-based stock purchase requirement).

Only Class B capital stock can be used to meet the membership stock purchase requirement. Subject to the limitations specified in the capital plan, a member may use Class B capital stock or Class A capital stock to meet its activity stock purchase requirement. Under the capital plan, the Board may set the members' advance stock purchase requirement between 2.5% and 6.0% of a member’s outstanding principal balance of advances. For the years ended December 31, 2014 and 2013, the member activity stock purchase requirement was 4.5%. In addition, the Seattle Bank’s capital plan allows the transfer of excess stock between unaffiliated members pursuant to the requirements of the capital plan.

Our capital plan provides for an excess stock pool, which comprises the aggregate amount of excess capital stock (i.e., stock not being used for membership or activity requirements) held by all of our shareholders. The excess stock pool enables a member, when receiving advances from us, to satisfy its advance stock purchase requirement by relying on capital that is associated with total outstanding excess stock rather than purchasing additional stock in the Seattle Bank. As of December 31, 2014, members were using the excess stock pool to support $69.1 million in outstanding advances. However, due to our periodic stock repurchases and dividend payments, effective October 10, 2014, we closed the excess stock pool for new and renewing advances. Outstanding advances supported by the excess stock pool were not affected by this change.

The Gramm Leach Bliley Act (GLB Act) made FHLBank membership voluntary for all members. Generally, members can redeem Class A capital stock by giving six months’ written notice and can redeem Class B capital stock by giving five years’ written notice, subject to certain restrictions. Any member that withdraws from membership may not be re-admitted to membership in any FHLBank until five years from the divestiture date for all capital stock that is held as a condition of membership unless the institution has cancelled its notice of withdrawal prior to the expiration of the redemption period. This restriction does not apply if the member is transferring its membership from one FHLBank to another on an uninterrupted basis.

Mandatorily Redeemable Capital Stock

We reclassify capital stock subject to redemption from equity to a liability when a member submits a written request for redemption of excess capital stock, formally gives notice of intent to withdraw from membership, or otherwise attains non-member status by merger or acquisition, charter termination, or involuntary termination from membership. Reclassifications are recorded at fair value on the date the written redemption request is received or the effective date of attaining non-member status. On a quarterly basis, we evaluate the outstanding excess stock balances (i.e., stock not being used to fulfill either membership or activity stock requirements) of members with outstanding redemption requests and adjust the amount of capital stock classified as a liability accordingly. We reclassify capital stock subject to redemption from a liability to equity if a member cancels its written request for redemption of excess capital stock.

The following table presents a summary of our MRCS activity for the years ended December 31, 2014, 2013, and 2012.

	For the Years Ended December 31,
	2014	2013	2012
(in thousands)
Balance, January 1	$1,747,690	$1,186,204	$1,060,767
Capital stock transferred to MRCS, net *	83,815	633,678	156,872
Repurchases of MRCS	(377,032)	(72,192)	(31,435)
Balance, December 31	$1,454,473	$1,747,690	$1,186,204

*
During 2014, our Board approved waiving the redemption cancellation fee for certain members submitting requests to cancel outstanding stock redemption requests. For the year ended December 31, 2014, $5.2 million of MRCS was transferred to capital stock due to members’ cancellation of redemption requests for previously outstanding capital stock classified as MRCS.

The following table presents the amount of MRCS by year of remaining contractual redemption as of December 31, 2014. The year of redemption in the table reflects the end of the six-month or five-year redemption periods.

	As of December 31, 2014
	Class A Capital Stock	Class B Capital Stock
(in thousands)
Less than one year	$4,919	$20,443
One year through two years	—	24,439
Two years through three years	—	5,097
Three years through four years	—	554,370
Four years through five years	—	88,442
Past contractual redemption date due to remaining activity (1)	243	33,488
Past contractual redemption date due to regulatory action (2)	44,063	678,969
Total	$49,225	$1,405,248

(1)	Represents MRCS that is past the end of the contractual redemption period because of outstanding activity. MRCS is redeemable at final maturity of related advances and mortgage loans.

(2)	See "Consent Arrangements" below for discussion of the Seattle Bank's MRCS restrictions.

In April 2013, as a result of a corporate restructuring, Bank of America Oregon, N.A., our then largest borrower, merged into its parent, BANA. At that time, Bank of America Oregon, N.A. ceased to be a member of the Seattle Bank, and all outstanding advances and capital stock were assumed by BANA, a nonmember. As a result, Class B capital stock totaling $584.1 million was transferred from equity to MRCS liability. In addition, the balance in MRCS is primarily due to the transfer, in 2008, of Washington Mutual Bank, F.S.B.'s capital stock due to its acquisition by JPMorgan Chase Bank, N.A., a nonmember. Of the MRCS shown in the table above, these two former members' stock comprises $1.1 billion of the Class B balance.

Capital Concentration

As of December 31, 2014 and 2013, two successors to former members, BANA and JPMorgan Chase Bank, N.A. , held a combined total of 46% and 49% of our total outstanding capital stock, including MRCS.

Stock Repurchases and Redemptions

Although we continue to be restricted from repurchases and redemptions of capital stock under the terms of the Amended Consent Arrangement (see Consent Arrangements below), in September 2012, we implemented an excess capital stock repurchase program, with FHFA non-objection, to repurchase, on a pro rata basis, up to $25.0 million of excess capital stock from across our shareholder base per quarter. Also, in February 2014, we implemented a separate excess capital stock redemption program, with FHFA non-objection, to redeem up to $75.0 million per quarter of excess capital stock on which the redemption waiting period has been satisfied. Under these programs, in 2014, we repurchased $95.0 million and redeemed $299.6 million of excess capital stock. Since implementing the programs, we have repurchased a total of $539.3 million of excess capital stock. Further, we have repurchased $4.4 million, including $2.3 million in 2014, of excess Class B capital stock that had been purchased by members on or after October 27, 2010 for activity purposes (which type of repurchase we are authorized to make without regard to amount).

The following table presents the amount of excess capital stock repurchases and redemptions pursuant to the excess capital stock repurchase and redemption programs described above as well as repurchases of excess Class B capital stock originally purchased on or after October 27, 2010 for activity purposes for the years ended December 31, 2014 and 2013.

	For the Years Ended December 31,
	2014	2013
(in thousands)
Excess capital stock repurchase program:
Capital stock classified as equity	$17,592	$24,164
Capital stock classified as MRCS	77,442	72,192
Excess capital stock repurchases	95,034	96,356
Excess capital stock redemptions	299,590	—
Excess capital stock for activity purposes	2,270	2,132
Total	$396,894	$98,488

In February 2015, following FHFA non-objection, we announced that we will repurchase up to $100.0 million of excess capital stock during first quarter 2015. We will repurchase, on a pro-rata basis, up to $25.0 million of excess capital stock from across our shareholder base and redeem up to $75.0 million of excess capital stock on which the redemption waiting period has been satisfied.

Additional Statutory and Regulatory Restrictions on Capital Stock Redemption

In accordance with the FHLBank Act, each class of our stock is considered putable by the member and we may repurchase, in our sole discretion, any member's stock investments that exceed the required minimum amount. However, there are significant statutory and regulatory restrictions on the obligation to redeem, or right to repurchase the outstanding stock, including those described above. As a result, whether or not a member may have its capital stock in the Seattle Bank repurchased (at our discretion at any time before the end of the redemption period) or redeemed (at a member's request, completed at the end of a redemption period) will depend in part on whether the Seattle Bank is in compliance with those restrictions.

Voting

Each member has the right to vote its capital stock for the election of directors to the Seattle Bank's Board and for ratification of an agreement to voluntarily merge with another FHLBank, subject to certain limitations on the maximum number of shares that can be voted, as set forth in applicable law and regulations.

Dividends

Generally under our capital plan, our Board can declare and pay dividends, in either cash or capital stock, from retained earnings or current earnings, unless otherwise prohibited.

In accordance with the Amended Consent Arrangement, as discussed below, we are required to obtain written non-objection from the FHFA prior to paying dividends on our capital stock. The following table presents the cash dividends paid, with FHFA non-objection, during 2013 and 2014. The dividends declared in each quarter were based on net income during the immediately preceding quarter and dividends paid in each quarter were based on average Class A and Class B stock outstanding during the immediately preceding quarter. Dividends on capital stock were recorded as dividends on our statements of capital, and dividends on MRCS were recorded as interest expense on MRCS on our statements of income.

	Payment Date	Dividend per Share	Dividends on Capital Stock	Dividends on MRCS	Total Dividends
(in thousands, except per share data)
For the Year Ended December 31, 2014:
First quarter	2/28/2014	$0.025	$231	$441	$672
Second quarter	4/30/2014	0.025	229	436	665
Third quarter	7/31/2014	0.025	231	413	644
Fourth quarter	10/31/2014	0.025	213	408	621
For the Year Ended December 31, 2013 *:
Third quarter	7/30/2013	0.025	231	452	683
Fourth quarter	10/30/2013	0.025	233	446	679

*	No dividends were paid on our Class A and Class B capital stock during the first half of 2013.

In addition, on January 30, 2015, our Board declared a $0.025 per share cash dividend, based on fourth quarter 2014 net income. With FHFA non-objection, the dividend was paid on February 23, 2015 and totaled $598,000, $215,000 of which was recorded as dividends on capital stock and $383,000 of which was recorded as interest expense on MRCS, and was based on average Class A and Class B stock outstanding during fourth quarter 2014.

In 2006, the Federal Housing Finance Board adopted a regulation limiting an FHLBank from issuing stock dividends, if, after the issuance, the outstanding excess stock at the FHLBank would be greater than 1.0% of its total assets. As of December 31, 2014, we had excess capital stock of $1.6 billion, or 4.6%, of our total assets.

Capital Requirements

We are subject to three capital requirements under our capital plan and FHFA rules and regulations: risk-based capital, regulatory capital-to-assets ratio, and leverage capital-to-assets ratio. We complied with all of these capital requirements as of December 31, 2014.

•
Risk-based capital. We must maintain at all times permanent capital, defined as Class B capital stock (including Class B MRCS) and retained earnings as defined according to GAAP, in an amount at least equal to the sum of our credit risk, market risk, and operational risk capital requirements, all of which are calculated in accordance with FHFA rules and regulations.

•
Regulatory capital-to-assets ratio. We are required to maintain at all times a regulatory capital-to-assets ratio of at least 4.00%. Total regulatory capital is the sum of permanent capital (including Class B capital stock, Class B MRCS, and retained earnings), Class A capital stock (including Class A MRCS), any general loss allowance (if consistent with GAAP and not established for specific assets), and other amounts from sources determined by the FHFA as available to absorb losses. Total regulatory capital does not include AOCI, but does include MRCS.

•
Leverage capital-to-assets ratio. We are required to maintain at all times a leverage capital-to-assets ratio of at least 5.00%. Leverage capital is defined as the sum of: (1) permanent capital weighted by a 1.5 multiplier plus (2) all other capital without a weighting factor.

The FHFA may require us to maintain capital levels in excess of the regulatory minimums described above.

The following table presents our regulatory capital requirements compared to our actual capital positions as of December 31, 2014.

	As of December 31, 2014
Regulatory Capital Requirements	Required	Actual
(in thousands, except for ratios)
Risk-based capital	$1,201,338	$2,576,510
Regulatory capital-to-assets ratio	4.00%	7.57%
Total regulatory capital	$1,405,168	$2,658,931
Leverage capital-to-assets ratio	5.00%	11.24%
Leverage capital	$1,756,460	$3,947,186

Capital Classification

The FHFA's implementation of the prompt corrective action (PCA) provisions required under the Federal Housing Enterprises Financial Safety and Soundness Act of 1992 and as described in the Housing and Economic Recovery Act of 2008 (Housing Act) defined four capital classifications (adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized) for FHLBanks and implemented the PCA provisions that apply to FHLBanks that are not deemed to be adequately capitalized. Once an FHLBank is determined (on not less than a quarterly basis) by the FHFA to be other than adequately capitalized, the FHLBank becomes subject to additional supervisory authority of the FHFA and a range of mandatory or discretionary restrictions may be imposed. Before implementing a change to an FHLBank's capital classification, the Director of the FHFA is required to provide the FHLBank with written notice of the proposed action and an opportunity to submit a response. Since September 2012, the Seattle Bank has been classified as "adequately capitalized;" however, we remain subject to the requirements stipulated in the Amended Consent Arrangement as discussed below. Until the FHFA determines that we have met the requirements of the Amended Consent Arrangement, we expect to continue to be required to obtain FHFA non-objection prior to redeeming, repurchasing, or paying dividends on capital stock.

Consent Arrangements

In October 2010, the Seattle Bank entered into a Consent Order (together with the related agreements, the 2010 Consent Arrangement), which set forth certain requirements regarding our financial performance, capital management, asset composition, and other operational and risk management improvements, and placed restrictions on our redemptions and repurchases of capital stock and our payment of dividends. Since 2010, we have developed and implemented numerous plans and policies to address the 2010 Consent Arrangement requirements and remediate associated supervisory concerns, and our financial performance has improved significantly. In November 2013, the Seattle Bank entered into a Stipulation and Consent to the Issuance of a Consent Order with the FHFA, effective November 22, 2013 (together, with related understandings with the FHFA, the Amended Consent Arrangement), which superseded the 2010 Consent Arrangement. Although the Amended Consent Arrangement requires us to continue adhering to the terms of plans and policies that we adopted to address the 2010 Consent Arrangement requirements, we are no longer subject to other requirements, including minimum financial metrics and detailed monthly tracking and reporting.

The Amended Consent Arrangement requires that:

•
We develop and submit an asset composition plan acceptable to the FHFA for increasing advances and other core mission activity (CMA) assets as a proportion of our consolidated obligations and, upon approval by the FHFA, implement such plan;

•	We obtain written non-objection from the FHFA prior to repurchasing or redeeming any excess capital stock or paying dividends on our capital stock; and

•	Our Board monitors our adherence to the Amended Consent Arrangement.

The Amended Consent Arrangement will remain in effect until modified or terminated by the FHFA and does not prevent the FHFA from taking any other action affecting the Seattle Bank that, at the sole discretion of the FHFA, it deems appropriate in fulfilling its supervisory responsibilities.

Retained Earnings

Capital Agreement

In 2011, each of the 12 FHLBanks entered into the Capital Agreement, which is intended to enhance the capital position of each FHLBank. Under the Capital Agreement, each FHLBank will contribute 20% of its net income each quarter to a separate restricted retained earnings account until the balance of that account equals at least 1% of that FHLBank's average balance of outstanding consolidated obligations for the previous quarter. These restricted retained earnings are not available to pay dividends. In compliance with our amended capital plan, we allocated $12.0 million and $12.3 million of our 2014 and 2013 net income to restricted retained earnings and $48.2 million and $49.2 million to unrestricted retained earnings. We reported total retained earnings of $346.4 million and $287.1 million as of December 31, 2014 and 2013.

Accumulated Other Comprehensive Income (Loss)

The following tables present the net change in AOCI for the years ended December 31, 2014, 2013, and 2012.

	Unrealized Gain (Loss) on AFS Securities (Note 4)	Non-credit Portion of OTTI Losses on AFS Securities (Notes 4 and 6)	Non-credit Portion of OTTI Losses on HTM Securities (Notes 5 and 6)	Pension Benefits (Note 15)	Total AOCI
(in thousands)
Balance, December 31, 2011	$10,998	$(611,152)	$(9,572)	$(886)	$(610,612)
Other comprehensive income (loss) before reclassifications:
Net change in fair value	5,095	377,805	—	—	382,900
Non-credit OTTI Losses	—	—	(9,895)	—	(9,895)
Accretion of non-credit loss	—	—	1,851	—	1,851
Reclassifications from other comprehensive income (loss) to net income:
Net realized gain on securities		(1,792)			(1,792)
Non-credit OTTI to credit OTTI	—	11,078	—	—	11,078
Pension benefits	—	—	—	2	2
Net current period other comprehensive income (loss)	5,095	387,091	(8,044)	2	384,144
Balance, December 31, 2012	$16,093	$(224,061)	$(17,616)	$(884)	$(226,468)
Other comprehensive income (loss) before reclassifications:
Net change in fair value	(31,429)	181,698	—	—	150,269
Accretion of non-credit loss	—	—	3,198	—	3,198
Reclassifications from other comprehensive income (loss) to net income:
Net realized gain on securities	—	(903)	—	—	(903)
Non-credit OTTI to credit OTTI	—	1,837	—	—	1,837
Pension benefits	—	—	—	299	299
Net current period other comprehensive (loss) income	(31,429)	182,632	3,198	299	154,700
Balance, December 31, 2013	$(15,336)	$(41,429)	$(14,418)	$(585)	$(71,768)
Other comprehensive income (loss) before reclassifications:
Net change in fair value	19,162	47,189	—	—	66,351
Accretion of non-credit loss	—	—	2,959	—	2,959
Reclassifications from other comprehensive income (loss) to net income:
Non-credit OTTI to credit OTTI	—	4,840	—	—	4,840
Pension benefits	—	—	—	(830)	(830)
Net current period other comprehensive income (loss)	19,162	52,029	2,959	(830)	73,320
Balance, December 31, 2014	$3,826	$10,600	$(11,459)	$(1,415)	$1,552

Note 15—Employer Retirement Plans

As of December 31, 2014, the Seattle Bank offered three defined-benefit pension plans and three defined-contribution pension plans. As discussed below, the three defined-benefit pension plans include the Pentegra DB Plan (qualified), the Retirement BEP (non-qualified), and the SERP (non-qualified), while the three defined-contribution pension plans include the two 401(k) savings plans (qualified) and the Thrift BEP (non-qualified).

Qualified Defined-Benefit Multiemployer Plan

We participate in the Pentegra Defined Benefit Plan for Financial Institutions (Pentegra DB Plan), a tax-qualified, defined-benefit pension plan. The Pentegra DB Plan operates as a multi-employer plan for accounting purposes, and as a multiple-employer plan under the Employee Retirement Income Security Act (ERISA) and the Internal Revenue Code. As a result, certain multiemployer plan disclosures, including the certified zone status, are not applicable to the Pentegra DB Plan. The plan covered substantially all of our officers and employees hired before January 1, 2005. Under the Pentegra DB Plan, contributions by one participating employer may be used to provide benefits to employees of other participating employers because assets contributed by an employer are not segregated in a separate account or restricted to provide benefits only to employees of that employer. Also, in the event a participating employer is unable to meet its contribution requirements, the required contributions for the other participating employers could increase proportionately.

The Pentegra DB Plan operates on a fiscal year from July 1 to June 30 and files one Form 5500 on behalf of all of the employers participating in the plan. The Employer Identification Number for the Pentegra DB Plan is 13-5645888 and the three digit-plan number is 333. There are no collective bargaining agreements in place at the Seattle Bank.

The Pentegra DB Plan's annual valuation process includes calculating the plan's funded status and separately calculating the funded status of each participating employer. The funded status is defined as the market value of assets divided by the funding target (100% of the present value of all benefit liabilities accrued at that date). As permitted by ERISA, the Pentegra DB Plan accepts contributions for the prior plan year up to eight and a half months after the asset valuation date. As a result, the market value of assets at the valuation date (July 1) will increase by any subsequent contributions designated for the immediately preceding plan year ended June 30.

The most recent Form 5500 available for the Pentegra DB Plan is for the plan year ended June 30, 2013. Our contributions for the plan years ended June 30, 2014 and 2013 were not more than 5% of the total contributions to the Pentegra DB Plan.

The following table summarizes our net pension cost, the Pentegra DB Plan's funded status, and the Seattle Bank's funded status for 2014, 2013, and 2012. The funded status reflects the change in legislation that temporarily adjusts the discount rate used to calculate the pension obligation. The legislation expires in 2015.

	2014		2013		2012
(in thousands, except percentages)
Net pension cost charged to compensation and benefits expense for the year ended December 31,	$2,340		$2,355		$3,101
Pentegra DB Plan funded status as of plan year end	111.3%	(1)	101.3%	(2)	108.4%	(3)
Seattle Bank's funded status as of plan year end	101.9%	(1)	91.4%	(2)	100.0%	(3)

(1)
The Pentegra DB Plan's funded status as of July 1, 2014 is preliminary because the plan's participants were permitted to make contributions for the plan year ended June 30, 2014, through March 15, 2015. Contributions made on or before March 15, 2015, and designated for the plan year ended June 30, 2014, will be included in the final valuation as of July 1, 2015. The final funded status as of July 1, 2014 will not be available until the Form 5500 for the plan year July 1, 2014 through June 30, 2015 is filed (this Form 5500 is due to be filed no later than April 2016).

(2)
The Pentegra DB Plan's funded status as of July 1, 2013 is preliminary because the plan's participants were permitted to make contributions for the plan year ended June 30, 2013 through March 15, 2014. Contributions made on or before March 15, 2014, and designated for the plan year ended June 30, 2013, will be included in the final valuation as of July 1, 2014. The final funded status as of July 1, 2013 will not be available until the Form 5500 for the plan year July 1, 2013 through June 30, 2014 is filed (this Form 5500 is due to be filed no later than April 2015).

(3)	Based on the 2012 Form 5500, which is for the plan year July 1, 2012 to June 30, 2013.

Qualified Defined-Contribution Retirement Plans

We offer two tax-qualified defined-contribution 401(k) savings plans for eligible employees. One plan is open to all eligible employees and our contributions to that plan are equal to a percentage of the participating employees' eligible compensation (base salary plus incentive compensation) contributions, subject to certain limitations. We contributed $1.1 million, $872,000, and $737,000 for the years ended December 31, 2014, 2013, and 2012. The second plan covers substantially all officers and employees hired after December 31, 2004. Our contributions to the second plan are equal to a percentage of the participating employee's eligible compensation. Contributions to the second plan were $568,000, $400,000, and $313,000 for the years ended December 31, 2014, 2013, and 2012.

Non-Qualified Supplemental Retirement Plans

We offer to certain highly compensated employees non-qualified supplemental retirement plans, including the Thrift Plan Benefit Equalization Plan (Thrift BEP), a defined-contribution pension plan, and the Federal Home Loan Bank of Seattle Retirement Fund Benefit Equalization Plan (Retirement BEP) and the Executive Supplemental Retirement Plan (SERP), both defined benefit pension plans. These plans try to ensure that participants receive the full amount of benefits to which they would have been entitled under the qualified plans in the absence of limits on benefit levels imposed by the Internal Revenue Service. We have established a rabbi trust to meet future benefit obligations and current payments to beneficiaries and have no funded plan assets designated to provide supplemental retirement benefits. We contributed $2.3 million, zero, and $2.7 million to the rabbi trust for the years ended December 31, 2014, 2013 and 2012.

The following table summarizes the minimum obligation liabilities recognized in other liabilities on our statements of condition for our non-qualified supplemental retirement plans as of December 31, 2014 and 2013.

	As of December 31,
	2014	2013
(in thousands)
Defined contribution pension plan - Thrift BEP (1)	$939	$748
Defined benefit pension plans
Retirement BEP (2)	$3,082	$2,227
SERP (2)	1,582	1,006
Total liability for defined benefit pension plans	$4,664	$3,233

(1)	Consists of the employer match and accrued earnings on the employees' deferred compensation.

(2)	Consists of the actuarial present value of benefits for the participants, accumulated deferred compensation, and accrued earnings on the deferrals.

The following table summarizes amounts charged to compensation and benefits expense in our statements of income for our non-qualified supplemental retirement plans for the years ended December 31, 2014, 2013, and 2012.

	For the Years Ended December 31,
	2014	2013	2012
(in thousands)
Defined contribution pension plan - Thrift BEP (1)	$120	$166	$78
Defined benefit pension plans
Retirement BEP (2)	$334	$404	$259
SERP (2)	312	290	429
Total compensation and benefits expense for defined benefit pension plans	$646	$694	$688

(1)	Includes net expense for employer match and accrued earnings.

(2)	Includes deferred compensation and accrued earnings.

The amounts recognized in pension benefits in the statements of comprehensive income for our Retirement BEP and SERP for the years ended December 31, 2014, 2013, and 2012 were a loss of $830,000, and benefits of $299,000 and $2,000. The financial amounts related to our Retirement BEP and SERP plans are not material to our financial condition, results of operations, or cash flows.

Note 16—Fair Value Measurement

The fair value amounts recorded on our statements of condition and in our note disclosures for the periods presented have been determined using available market information and management's best judgment of appropriate valuation methods. Although we use our best judgment in estimating the fair value of these financial instruments, there are inherent limitations in any estimation technique or valuation methodology. For example, because an active secondary market does not exist for certain of our financial instruments, fair values are not subject to precise quantification or verification and may change as economic and market factors and evaluation of those factors change. Therefore, these fair values are not necessarily indicative of the amounts that would be realized in current market transactions, although they do reflect our best judgment as to how a market participant would estimate fair values.

Fair Value Hierarchy

We record AFS securities, derivative assets and liabilities, certain consolidated obligation bonds and discount notes, and rabbi trust assets (included in "other assets") at fair value on a recurring basis on the statements of condition. GAAP establishes a fair value hierarchy and requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The inputs are evaluated and an overall level for the measurement is determined. This overall level is an indication of the market observability of the inputs to the fair value measurement for the asset or liability.

The fair value hierarchy prioritizes the inputs used to measure fair value into three broad levels.

•	Level 1. Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity can access on the measurement date.

•
Level 2. Inputs, other than quoted prices within Level 1, that are observable inputs for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability. Level 2 inputs include the following: (1) quoted prices for similar assets or liabilities in active markets; (2) quoted prices for identical or similar assets or liabilities in markets that are not active; (3) inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates and yield curves that are observable at commonly quoted intervals, and implied volatilities); and (4) inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•	Level 3. Unobservable inputs for the asset or liability.

Fair value is first based on quoted market prices or market-based prices, where available. If quoted market prices or market-based prices are not available, fair value is determined based on valuation models that use market-based information available to us as inputs to our models.

For instruments carried at fair value, we review the fair value hierarchy classification on a quarterly basis. Changes in the observability of the valuation attributes may result in a reclassification of certain financial assets or liabilities. Such reclassifications are reported as transfers at fair value in the quarter in which the changes occur. Transfers are reported as of the beginning of the period. Except for REO assets (as discussed further below), we had no transfers between fair value hierarchies for the years ended December 31, 2014, 2013, and 2012.

Fair Value Summary Tables

The Fair Value Summary Tables below do not represent an estimate of the overall market value of the Seattle Bank as a going concern, which estimate would take into account future business opportunities and the net profitability of assets and liabilities. The following tables summarize the carrying value, fair values, and the levels within the fair value hierarchy of our financial instruments as of December 31, 2014 and 2013.

	As of December 31, 2014
		Fair Value
	Carrying Value	Total	Level 1	Level 2	Level 3	Netting Adjustment/ Cash Collateral
(in thousands)
Financial assets:
Cash and due from banks	$126	$126	$126	$—	$—	$—
Deposits with other FHLBanks	140	140	140	—	—	—
Securities purchased under agreements to resell	3,000,000	3,000,000	—	3,000,000	—	—
Federal funds sold	4,058,800	4,058,854	—	4,058,854	—	—
AFS securities	7,877,334	7,877,334	—	6,634,874	1,242,460	—
HTM securities	9,110,269	9,167,713	—	8,835,350	332,363	—
Advances (1)	10,313,691	10,384,049	—	10,384,049	—	—
Mortgage loans held for portfolio, net	647,179	689,865	—	689,865	—	—
Accrued interest receivable	49,558	49,558	—	49,558	—	—
Derivative assets, net	46,254	46,254	—	123,768	—	(77,514)
Other assets (rabbi trust)	5,143	5,143	5,143	—	—	—
Financial liabilities:
Deposits	410,773	410,731	—	410,731	—	—
Consolidated obligations:
Discount notes (2)	14,940,178	14,939,865	—	14,939,865	—	—
Bonds (3)	16,850,429	17,038,832	—	17,038,832	—	—
MRCS	1,454,473	1,454,473	1,454,473	—	—	—
Accrued interest payable	51,382	51,382	—	51,382	—	—
Derivative liabilities, net	76,712	76,712	—	286,925	—	(210,213)

	As of December 31, 2013
		Fair Value
	Carrying Value	Total	Level 1	Level 2	Level 3	Netting Adjustment/ Cash Collateral
(in thousands)
Financial assets:
Cash and due from banks	$1,459,261	$1,459,261	$1,459,261	$—	$—	$—
Deposit with other FHLBanks	106	106	106	—	—	—
Securities purchased under agreements to resell	1,500,000	1,500,000	—	1,500,000	—	—
Federal funds sold	5,013,000	5,013,058	—	5,013,058	—	—
AFS securities	6,601,503	6,601,503	—	5,323,218	1,278,285	—
HTM securities	9,431,473	9,434,285	—	9,019,859	414,426	—
Advances (1)	10,935,294	10,974,912	—	10,974,912	—	—
Mortgage loans held for portfolio, net	797,620	824,206	—	824,206	—	—
Accrued interest receivable	47,643	47,643	—	47,643	—	—
Derivative assets, net	54,494	54,494	—	248,547	—	(194,053)
Other assets (rabbi trust)	2,894	2,894	2,894	—	—	—
Financial liabilities:
Deposits	410,112	410,087	—	410,087	—	—
Consolidated obligations:
Discount notes (2)	14,989,009	14,989,092	—	14,989,092	—	—
Bonds (3)	17,413,887	17,493,408	—	17,493,408	—	—
MRCS	1,747,690	1,747,690	1,747,690	—	—	—
Accrued interest payable	62,892	62,892	—	62,892	—	—
Derivative liabilities, net	51,583	51,583	—	291,587	—	(240,004)

(1)	Carrying value includes $4.2 billion and $4.1 billion par value of hedged advances whose carrying value includes a hedging adjustment as of December 31, 2014 and 2013.

(2)
Carrying value includes $500.0 million and $1.0 billion of consolidated obligation discount notes recorded at fair value under the fair value option and $249.9 million and $1.5 billion of hedged consolidated obligation discount notes whose carrying value included a hedging adjustment as of December 31, 2014 and 2013.

(3)
Carrying value includes $1.5 billion and $500.0 million of consolidated obligation bonds recorded under the fair value option as of December 31, 2014 and 2013 and $11.4 billion and $12.3 billion of hedged consolidated obligation bonds whose carrying value included a hedging adjustment as of December 31, 2014 and 2013.

The fair value of commitments to extend credit for advances and commitments to issue consolidated obligations were immaterial as of December 31, 2014 and 2013.

Summary of Valuation Techniques and Significant Inputs

Subjectivity of Estimates

Estimates of the fair value of financial assets and liabilities using the methodologies described above are highly subjective and require judgments regarding significant matters such as the amount and timing of future cash flows, prepayment speed assumptions, expected interest rate volatility, possible distributions of future interest rates used to value options, and the selection of discount rates that appropriately reflect market and credit risks. The use of different assumptions could have a material effect on the fair value estimates.

Cash and Due From Banks

The fair value of cash and due from banks approximates the recorded carrying value.

Securities Purchased Under Agreements to Resell/Securities Sold Under Agreements to Repurchase

The fair value of overnight agreements approximates the recorded carrying value. The fair value for agreements with terms to maturity in excess of one day is determined by calculating the present value of the expected future cash flows. The discount rates used in these calculations are the rates for agreements with similar terms.

Federal Funds Sold

The fair value of overnight federal funds sold approximates the carrying value. The fair value of term federal funds sold is determined by calculating the present value of the expected future cash flows. The discount rates used in these calculations are the rates for federal funds with similar terms.

Non-MBS Investment Securities

We utilize prices from independent pricing vendors to determine the fair values of our non-MBS investments. Pricing reviews are performed by Seattle Bank personnel with knowledge of liquidity and other current conditions in the market. Our non-MBS investments are classified as Level 2 within the fair value hierarchy.

MBS Investment Securities

For our MBS investments, our valuation technique incorporates prices from up to four designated third-party pricing vendors. These pricing vendors use proprietary models that generally employ, but are not limited to, benchmark yields, reported trades, dealer estimates, issuer spreads, benchmark securities, bids, offers, and other market-related data. Since many MBS do not trade on a daily basis, the pricing vendors use available information, as applicable, such as benchmark curves, benchmarking of like securities, sector groupings, and matrix pricing to determine the prices for individual securities. Each pricing vendor has an established challenge process in place for all MBS valuations, which facilitates resolution of potentially erroneous prices identified by the Seattle Bank.

During the first quarter of 2014, in conjunction with the other FHLBanks, we conducted reviews of the four pricing vendors to confirm and further augment our understanding of the vendors' pricing processes, methodologies, and control procedures for agency MBS and PLMBS.

Our valuation technique requires the establishment of a median price for each security. If four prices are received, the average of the middle two prices is the median price; if three prices are received, the middle price is the median price; if two prices are received, the average of the two prices is the median price; and if one price is received, it is the median price (and also the final price), subject to validation of outliers.

All prices that are within a specified tolerance threshold of the median price are also included in the cluster of prices that are averaged to compute a default price. All prices that are outside the threshold (outliers) are subject to further analysis (including, but not limited to, comparison to prices provided by an additional third-party valuation service, prices for similar securities, and/or non-binding dealer estimates) to determine if an outlier is a better estimate of fair value. If an outlier (or some other price identified in the analysis) is determined to be a better estimate of fair value, then the outlier (or the other price, as appropriate) is used as the final price rather than the default price. If, on the other hand, the analysis confirms that an outlier (or outliers) is in fact not representative of fair value and the default price is the best estimate, then the default price is used as the final price. In all cases, the final price is used to determine the fair value of the security.

As of December 31, 2014, four prices were received for a majority of our MBS and the final prices for those securities were computed by averaging the prices received as discussed above. Based on our review of the pricing methods and controls employed by the third-party pricing vendors and the relative lack of dispersion among the vendor prices (or in those instances where there were outliers or significant yield variances, our additional analyses), we believe our final prices are representative of the prices that would have been received if the assets had been sold at the measurement date (i.e., exit prices) and, given the lack of significant market activity for PLMBS, that the fair value measurements of these securities are classified appropriately as Level 3 within the fair value hierarchy.

As an additional step, we reviewed the final fair value estimates of our PLMBS holdings as of December 31, 2014 for reasonableness using an implied yield test. We calculated an implied yield for each of our PLMBS using the estimated fair value derived from the process described above and the security's projected cash flows from the FHLBanks' OTTI process and compared such yield to the market yield for comparable securities according to dealers and other third-party sources to the extent comparable market yield data was available. This analysis did not indicate that any material adjustments to the fair value estimates were necessary.

Advances

We generally determine the fair value of advances by calculating the present value of expected future cash flows from the advances, excluding the amount of the accrued interest receivable. The discount rates used in these calculations are equivalent to the replacement advance rates for advances with similar terms. We calculate the replacement advance rates at a spread to our cost of funds, which approximates the CO Curve (see “—Consolidated Obligations” below for a discussion of the CO curve). To estimate the fair values of advances with optionality, market-based expectations of future interest-rate volatility implied from current market prices for similar options are also used. In accordance with FHFA advances regulations, advances with a maturity or repricing period greater than six months require a prepayment fee sufficient to make the FHLBanks financially indifferent to the borrower's decision to prepay the advances. Therefore, the fair value of advances does not assume prepayment risk. Further, we do not adjust the fair value of advances for creditworthiness because advances are fully collateralized.

Mortgage Loans

We determine the fair value of mortgage loans using modeled prices. The modeled prices start with prices for newly issued MBS issued by U.S. GSEs or similar new mortgage loans, adjusted for underlying assumptions or characteristics. Prices are then adjusted for differences in coupon, average loan rate, seasoning, credit risk, and cash flow remittance between our mortgage loans and the referenced MBS or mortgage loans. We also incorporate additional considerations into our valuation process for these assets, including delinquency data, conformance to GSE underwriting standards, and delivery costs, which are market observable inputs. The prices of the referenced MBS and the mortgage loans are highly dependent upon the underlying prepayment and other assumptions. Changes in the prepayment rates often have a material effect on the fair value estimates. These underlying prepayment assumptions are susceptible to material changes in the near term because they are made at a specific point in time. The fair values of certain non-performing loans are estimated based on the values of the underlying collateral or the present values of future cash flows, which may include estimates of prepayment rates and other assumptions.

The fair value of REO is initially determined using a broker's price opinion (BPO) less estimated costs to sell. The BPOs are based upon observable residential property sales (and listings) for comparable properties in specific geographic markets. As of December 31, 2014, we classified our fair value measurement of REO as Level 3 in the fair value hierarchy due to unobservable inputs used in the determination of fair value. On a quarterly basis, we adjust the fair value of an REO asset if the fair value of the REO less costs to sell is less than our recorded investment.

Accrued Interest Receivable and Payable

The fair value approximates the carrying value.

Derivative Assets and Liabilities

The fair values of derivatives are determined using discounted cash-flow analyses and comparisons to similar instruments. The discounted cash-flow model uses an income approach based on market-observable inputs (inputs that are actively quoted and can be validated to external sources). Prior to December 31, 2012, for our interest-related derivatives, we utilized the LIBOR swap curve and market-based expectation for future interest-rate volatility implied from current market prices for similar options. During fourth quarter 2012, we observed an increasing trend in the use of the OIS curve by other market participants to value certain collateralized derivative contracts. We performed an assessment of market participants and determined the OIS curve was the appropriate curve to be used for valuation of certain of our collateralized interest-rate derivatives. As such, effective December 31, 2012, we began utilizing the OIS curve and a volatility assumption to estimate the fair value of certain of our interest-related derivatives, resulting in a gain of $2.0 million, which is included in our net gains on ineffectiveness on fair value hedges. We continue to use the LIBOR swap curve and volatility assumptions to determine the fair value of those derivatives with security collateral that cannot be rehypothecated (i.e., where the security collateral pledged cannot be reused by the broker-dealer as collateral for its own borrowings).

The fair values of our derivative assets and liabilities include accrued interest receivable/payable and cash collateral, including initial and variation margin, remitted to/received from counterparties. The estimated fair values of the accrued interest receivable/payable and cash collateral approximate their carrying values due to their short-term nature. The fair values of derivatives are netted by a clearing member or by a counterparty pursuant to the provisions of our qualifying netting arrangements. If these netted amounts are positive, they are classified as an asset and, if negative, they are classified as a liability.

In addition, the fair values of our derivatives are adjusted for counterparty nonperformance risk, particularly credit risk, as appropriate. Our nonperformance risk adjustment is computed using observable credit default swap spreads and estimated probability default rates applied to our exposure after taking into consideration collateral held or placed. The nonperformance risk adjustment is not currently material to our derivative valuations or financial statements.

Deposits

The fair value of a majority of our deposits are equal to their carrying value because the deposits are primarily overnight or due on demand. For the remainder of our deposits, we determine the fair values by calculating the present value of expected future cash flows from the deposits and reducing this amount for accrued interest payable. The discount rates used in these calculations are the cost of deposits with similar terms.

Consolidated Obligations

We determine the fair values of our consolidated obligations using internal valuation models with market observable inputs. Our internal valuation models use standard valuation techniques. For fair values of consolidated obligations without embedded options, the models use market-based yield curve inputs, referred to as the CO (i.e., consolidated obligations) curve, obtained from the Office of Finance. This curve is constructed using the U.S. Department of the Treasury Curve as a base curve, which is then adjusted by adding indicative spreads obtained largely from market observable sources. The market indications are generally derived from pricing indications from dealers, historical pricing relationships, recent GSE trades, and secondary market activity. For consolidated obligations with embedded options, market-based inputs are obtained from the Office of Finance and derivatives dealers. We then calculate the fair value of the consolidated obligations using the present value of expected cash flows that use discount rates that are based on replacement funding rates for liabilities with similar terms. We monitor our own creditworthiness to determine if any credit risk adjustments are necessary in the fair value measurement of consolidated obligations.

As of December 31, 2014, there was no spread adjustment to the CO curve used to value the non-callable consolidated obligations carried at fair value.

Mandatorily Redeemable Capital Stock

The fair value of capital stock subject to mandatory redemption generally approximates par value as indicated by contemporaneous member purchases and transfers at par value. Fair value also includes estimated dividends declared, until that amount is paid, and any subsequently declared stock dividend. Capital stock can only be acquired by members at par value and redeemed at par value (plus any declared but unpaid dividends). Our capital stock is not traded, and no market mechanism exists for the exchange of capital stock outside our cooperative.

Commitments

The fair values of our commitments to extend credit and standby letters of credit are determined using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the creditworthiness of the counterparties. The fair value of these fixed interest-rate commitments also takes into account the difference between current and committed interest rates.

Fair Value Measurements

The following tables present, for each hierarchy level, our assets and liabilities that are measured at fair value on a recurring or non-recurring basis on our statements of condition as of December 31, 2014 and 2013. We measure TDRs, REO, and certain HTM securities at fair value on a non-recurring basis. These assets are subject to fair value adjustments only in certain circumstances (e.g., HTM securities are remeasured when an OTTI charge is recognized; TDRs and REO are remeasured as a result of becoming impaired). The estimated fair value of REO is based on the current property value, as provided by a third party vendor, adjusted for estimated selling costs.

	As of December 31, 2014
	Total	Level 1	Level 2	Level 3	Netting Adjustment and Collateral *
(in thousands)
Recurring fair value measurements:
AFS securities:
PLMBS	$1,242,460	$—	$—	$1,242,460	$—
Other U.S. agency obligations	4,353,320	—	4,353,320	—	—
GSE obligations	2,281,554	—	2,281,554	—	—
Derivative assets, net	46,254	—	123,768	—	(77,514)
Other assets (rabbi trust)	5,143	5,143	—	—	—
Total recurring assets at fair value	$7,928,731	$5,143	$6,758,642	$1,242,460	$(77,514)
Consolidated obligations:
Discount notes	$499,930	$—	$499,930	$—	$—
Bonds	1,499,971	—	1,499,971	—	—
Derivative liabilities, net	76,712	—	286,925	—	(210,213)
Total recurring liabilities at fair value	$2,076,613	$—	$2,286,826	$—	$(210,213)
Non-recurring fair value measurements:
Mortgage loans (TDRs)	$491	$—	$491	$—	$—
REO	697	—	—	697	—
Total non-recurring assets at fair value	$1,188	$—	$491	$697	$—

	As of December 31, 2013
	Total	Level 1	Level 2	Level 3	Netting Adjustment and Collateral *
(in thousands)
Recurring fair value measurements:
AFS securities:
PLMBS	$1,278,285	$—	$—	$1,278,285	$—
Other U.S. agency obligations	3,403,163	—	3,403,163	—	—
GSE obligations	1,920,055	—	1,920,055	—	—
Derivative assets, net	54,494	—	248,547	—	(194,053)
Other assets (rabbi trust)	2,894	2,894	—	—	—
Total recurring assets at fair value	$6,658,891	$2,894	$5,571,765	$1,278,285	$(194,053)
Consolidated obligations:
Discount notes	$999,890	$—	$999,890	$—	$—
Bonds	500,020	—	500,020	—	—
Derivative liabilities, net	51,583	—	291,587	—	(240,004)
Total recurring liabilities at fair value	$1,551,493	$—	$1,791,497	$—	$(240,004)
Non-recurring fair value measurements:
REO	$1,980	$—	$—	$1,980	$—
Total non-recurring assets at fair value	$1,980	$—	$—	$1,980	$—

*
Amounts that are subject to netting arrangements, other agreements, or operation of law that meet netting requirements and also cash collateral and related accrued interest held or placed with the same clearing member or counterparty.

The following table presents a rollforward of our AFS PLMBS that are measured at fair value on our statements of condition on a recurring basis using significant unobservable inputs (Level 3) for the years ended December 31, 2014, 2013, and 2012.

	AFS PLMBS
	For the Years Ended December 31,
	2014	2013	2012
(in thousands)
Balance, beginning of period	$1,278,285	$1,293,764	$1,269,399
Gain on sale of AFS securities	—	903	1,792
OTTI credit loss recognized in earnings	(4,840)	(1,837)	(11,078)
Credit loss accretion and related interest income	25,979	19,537	12,506
Unrealized gain on OTTI AFS securities	52,029	182,632	387,091
Sales	—	(41,799)	(129,420)
Settlements	(108,993)	(174,915)	(236,526)
Balance, end of period	$1,242,460	$1,278,285	$1,293,764

Fair Value Option

The fair value option provides an irrevocable option to elect fair value as an alternative measurement for selected financial assets, financial liabilities, and unrecognized firm commitments not previously carried at fair value. Fair value is used for both the initial and subsequent measurement of the designated assets, liabilities, and firm commitments, with the changes in fair value recognized in net income. Interest income and interest expense on advances and consolidated obligations carried at fair value are recognized solely on the contractual amount of interest due or unpaid. Any transaction fees or costs are immediately recognized into other expense.

We have elected, on an instrument-by-instrument basis, the fair value option of accounting for certain of our consolidated obligation bonds and discount notes with original maturities of one year or less for operational ease or to assist in mitigating potential statement of income volatility that can arise from economic hedges in which the carrying value of the hedged item is not adjusted for changes in fair value. For the latter, prior to entering into a short-term consolidated obligation trade, we perform a preliminary evaluation of the effectiveness of the bond or discount note and the associated interest-rate swap. If the analysis indicates that the potential hedging relationship will exhibit excessive ineffectiveness, we elect the fair value option on the consolidated obligation bond or discount note. The potential earnings volatility associated with measuring only the derivative at fair value is the primary reason that we have elected the fair value option for these instruments.

The following table presents the activity on our consolidated obligation bonds on which we elected the fair value option for the years ended December 31, 2014, 2013, and 2012.

	For the Years Ended December 31,
	2014	2013	2012
(in thousands)
Balance, beginning of the period	$500,020	$499,986	$500,014
New transactions elected for fair value option	2,000,000	1,250,000	1,000,000
Maturities and terminations	(1,000,000)	(1,250,000)	(1,000,000)
Net change in fair value adjustments on financial instruments under fair value option	(49)	34	12
Unaccreted premium/discount	—	—	(40)
Balance, end of the period	$1,499,971	$500,020	$499,986

The following table presents the activity on our consolidated obligation discount notes on which we elected the fair value option for the years ended December 31, 2014, 2013, and 2012.

	For the Years Ended December 31,
	2014	2013	2012
(in thousands)
Balance, beginning of the period	$999,890	$1,249,442	$—
New transactions elected for fair value option	500,000	1,350,000	1,250,000
Maturities and terminations	(1,000,000)	(1,600,000)	—
Net change in fair value adjustments on financial instruments under fair value option	288	1,071	473
Unaccreted premium/discount	(248)	(623)	(1,031)
Balance, end of the period	$499,930	$999,890	$1,249,442

For consolidated obligations recorded under the fair value option, only the related contractual interest expense is recorded as part of net interest income on the statements of income. The remaining changes in fair value for instruments on which the fair value option has been elected are recorded as net loss on financial instruments under fair value option in the statements of income. The change in fair value does not include changes in instrument-specific credit risk. We determined that no instrument-specific credit-risk adjustments to the fair values of our consolidated obligation bonds and discount notes recorded under the fair value option were required as of December 31, 2014 and 2013.

The following tables present the difference between the aggregate unpaid principal balance outstanding and the aggregate fair value for consolidated obligation bonds and discount notes, as applicable, for which the fair value option has been elected as of December 31, 2014 and 2013.

	As of December 31, 2014
	Aggregate Unpaid Principal Balance	Aggregate Fair Value	Aggregate Fair Value Over (Under) Aggregate Unpaid Principal Balance
(in thousands)
Consolidated obligation discount notes	$500,000	$499,930	$(70)
Consolidated obligation bonds	1,500,000	1,499,971	(29)
Total	$2,000,000	$1,999,901	$(99)

	As of December 31, 2013
	Aggregate Unpaid Principal Balance	Aggregate Fair Value	Aggregate Fair Value Over (Under) Aggregate Unpaid Principal Balance
(in thousands)
Consolidated obligation discount notes	$1,000,000	$999,890	$(110)
Consolidated obligation bonds	500,000	500,020	20
Total	$1,500,000	$1,499,910	$(90)

Note 17—Transactions with Related Parties and Other FHLBanks

Transactions with Members

The Seattle Bank is a cooperative and our capital stock is held by current members and former members. Former members include certain nonmembers that own Seattle Bank capital stock as a result of a merger or acquisition of a Seattle Bank member (or former member). Former members and certain members are required to maintain their investment in our capital stock until their outstanding transactions have matured or are paid off and their capital stock is redeemed in accordance with our capital plan or regulatory requirements (see Note 14 for additional information).

All of our advances are initially issued to members and approved housing associates, and all mortgage loans held for portfolio were initially purchased from members. We also maintain demand deposit accounts, primarily to facilitate settlement activities that are directly related to advances. We enter into such transactions with members during the normal course of business. In addition, we may enter into investments in federal funds sold, securities purchased under agreements to resell, certificates of deposit, and MBS with members or their affiliates. Our MBS investments are purchased through securities brokers or dealers, and all investments are transacted at market prices without preference to the status of the counterparty or the issuer of the investment as a member, nonmember, or affiliate thereof.

Transactions with Related Parties

For purposes of these financial statements, we define related parties as those members and former members and their affiliates with capital stock outstanding in excess of 10% of our total outstanding capital stock and MRCS. We also consider entities where a member or an affiliate of a member has an officer or director who is a director on the Board of the Seattle Bank to meet the definition of a related party. Transactions with such members are entered into in the normal course of business and are subject to the same eligibility and credit criteria, and the same terms and conditions as other similar transactions, and we do not believe that they involve more than the normal risk of collectability. The Board has imposed certain restrictions on the repurchase of capital stock held by members who have officers or directors on our Board.

The following tables set forth significant outstanding balances as of December 31, 2014 and 2013, and the income effect for the years ended December 31, 2014, 2013, and 2012, resulting from related party transactions.

	As of	As of
Balances with Related Parties	December 31, 2014	December 31, 2013
(in thousands)
Assets:
Federal funds sold	$—	$215,000
AFS securities	467,562	485,094
HTM securities	102,563	146,286
Advances (par value)	3,427,971	4,081,877
Mortgage loans held for portfolio	502,407	616,191
Liabilities and capital:
Deposits	7,281	3,078
MRCS	1,103,755	1,374,802
Class B capital stock	84,902	88,025
Class A capital stock	1,129	1,212
Accumulated other comprehensive income (loss)	21,252	(4,952)
Other:
Notional amount of derivatives	7,204,203	6,302,913

	For the Years Ended December 31,
Income (Loss) with Related Parties	2014	2013	2012
(in thousands)
Advances, net *	$(16,049)	$(17,752)	$(12,503)
Securities purchased under agreements to resell	—	1,762	2,037
Federal funds sold	39	482	92
AFS securities	13,978	11,482	16,766
HTM securities	1,478	2,500	3,761
Mortgage loans held for portfolio	30,496	37,822	48,588
MRCS	(1,322)	(703)	—
Deposits	—	—	(1)
Net OTTI loss, credit portion	(105)	(158)	(6,349)
Total	$28,515	$35,435	$52,391

*	Includes prepayment fee income and the effect of associated derivatives with related parties or their affiliates hedging advances with both related parties and non-related parties.

Transactions with Other FHLBanks

From time to time, the Seattle Bank may lend to or borrow from other FHLBanks on a short-term uncollateralized basis. We made $5.0 million, $1.2 billion, and $51.0 million in loans with maturities ranging from one to three days to other FHLBanks during the years ended December 31, 2014, 2013, and 2012. We borrowed $27.0 million and $15.2 million from another FHLBank with a maturity of one day during the years ended December 31, 2014 and 2013. There were no loans from other FHLBanks for the year ended December 31, 2012. Interest income and expense on these short-term loans were not material.

In December 2013, we entered into a three-month, renewable $150.0 million letter of credit participation with the FHLBank of Atlanta, which matured during the first quarter of 2014 and was not renewed. The fees earned on the letter of credit participation were not material for the years ended December 31, 2014 and 2013.

In September 2013, we began offering the MPF Xtra® product to our members. The MPF Xtra product is offered under the Mortgage Partnership Finance® (“MPF”®) program offered by the FHLBank of Chicago. (“Mortgage Partnership Finance,” “MPF,” and "MPF Xtra" are registered trademarks of the FHLBank of Chicago.) Through a purchase price adjustment, the FHLBank of Chicago receives a transaction fee for its administrative activities for the loans sold to Fannie Mae, and we receive a nominal fee from the FHLBank of Chicago for facilitating the sale of loans by Seattle Bank PFIs through the MPF Xtra product. During 2014 and 2013, Seattle Bank PFIs delivered $22.8 million and $6.0 million of mortgage loans to the FHLBank of Chicago. The fees received by the FHLBank of Chicago and the fees we earned on the mortgage loans sold through the MPF Xtra product were not material for the years ended December 31, 2014 and 2013.

In addition, as of December 31, 2014 and 2013, we had $140,000 and $106,000 on deposit with the FHLBank of Chicago for shared FHLBank System expenses and MPF Xtra program fees.

We may, from time to time, transfer to or assume from another FHLBank the outstanding primary liability of another FHLBank rather than have new debt issued on our behalf by the Office of Finance. For information on debt transfers to or from other FHLBanks, see Note 12.

On September 25, 2014, we entered into the Merger Agreement with the Des Moines Bank. For information on the Merger Agreement, see Note 1.

Note 18—Commitments and Contingencies

The following table summarizes the notional amounts of our off-balance sheet commitments outstanding as of December 31, 2014 and 2013.

	As of December 31, 2014			As of December 31, 2013
	Expire Within One Year	Expire After One Year	Total	Total
(in thousands)
Standby letters of credit outstanding (1)	$425,353	$3,163	$428,516	$490,866
Commitments to fund additional advances	5,000	—	5,000	200
Unsettled consolidated obligation bonds, at par (2)	15,000	—	15,000	315,000
Unsettled consolidated obligation discount notes, at par	257,861	—	257,861	300,000
Other commitments (3)	—	—	—	302,000
Total	$703,214	$3,163	$706,377	$1,408,066

(1)	Excludes unconditional commitments to issue standby letters of credit of $6.0 million and $10.0 million as of December 31, 2014 and 2013.

(2)	As of December 31, 2014 and 2013, $15.0 million and $65.0 million of our unsettled consolidated obligation bonds were hedged with associated interest rate swaps.

(3)	Includes $152.0 million of commitments to purchase investment securities and $150.0 million of letter of credit participation with the FHLBank of Atlanta as of December 31, 2013.

Commitments to Extend Credit

Standby letters of credit are executed for members for a fee. A standby letter of credit is a financing arrangement between the Seattle Bank and a member and is secured by collateral pledged by the member. If we are required to make payment for a beneficiary's draw, the payment amount is converted into a collateralized advance to the member. As of December 31, 2014, the original terms of our outstanding standby letters of credit, including related commitments, ranged from 29 days to seven years, including a final expiration of 2017. Unearned fees for standby letter of credit-related transactions are recorded in "other liabilities" and totaled $153,000 and $306,000 as of December 31, 2014 and 2013. We monitor the creditworthiness of our standby letters of credit based on an evaluation of our members and have established parameters for the measurement, review, classification, and monitoring of credit risk related to these standby letters of credit. Based on our analyses and collateral requirements, we did not consider it necessary to record additional liability on these commitments.

In addition, we enter into commitments that legally bind us to fund additional advances. These commitments generally are for periods of up to 12 months.

Pledged Collateral

We may pledge securities, as collateral, related to derivatives. (See Note 10 for additional information about our pledged collateral and other credit-risk-related contingent features.)

Lease Commitments

We charged to operating expenses net rental and related costs of $2.0 million, $2.7 million, and $2.7 million for the years ended December 31, 2014, 2013, and 2012. The following table summarizes our future minimum rental for operating leases on our premises for the five years following December 31, 2014.

Minimum Commitment
(in thousands)
2015	$1,944
2016	1,806
2017	1,847
2018	1,696
2019	1,699
Thereafter	7,514
Total	$16,506

On March 5, 2015, we amended our primary operating lease and substantially all of the amounts disclosed above beyond 2015 will no longer be contractually required.

Legal Proceedings

We are subject to legal proceedings arising in the normal course of business. In addition, the Seattle Bank is currently involved in a number of legal proceedings against various entities relating to our purchases and subsequent impairment of certain PLMBS. After consultations with legal counsel, other than as may result from the legal proceedings referenced in the preceding sentence, we do not believe that the ultimate resolutions of any current matters will have a material adverse impact on our financial condition, results of operations, or cash flows. We record an accrual for a loss contingency when it is probable that a loss has been incurred and the amount can be reasonably estimated.

Further discussion of other commitments and contingencies is provided in Notes 7, 10, 12, 14, and 15.